Exhibit 4.1

Execution Copy

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF AUGUST 30, 2013

AMONG

MODINE MANUFACTURING COMPANY,

THE FOREIGN SUBSIDIARY BORROWERS,

THE LENDERS,

AND

JPMORGAN CHASE BANK, N.A.
AS ADMINISTRATIVE AGENT, AS LC ISSUER AND AS SWING LINE LENDER,

J.P. MORGAN SECURITIES LLC,
AS LEAD ARRANGER AND SOLE BOOK RUNNER,

U.S. BANK, N.A.,
WELLS FARGO BANK, N.A.,

AS SYNDICATION AGENTS

BMO HARRIS BANK, N.A.,

AS DOCUMENTATION AGENT

TABLE OF CONTENTS

		Page

EXHIBITS		v

AMENDED AND RESTATED CREDIT AGREEMENT		1

Article 1 DEFINITIONS		1

Article 2 THE CREDITS		26
Section 2.1	Commitment.	26
Section 2.2	Swing Line Loans.	26
Section 2.3	Determination of Dollar Amounts; Required Payments; Termination.	28
Section 2.4	Ratable Loans.	29
Section 2.5	Types of Advances.	29
Section 2.6	Commitment Fee; Reductions in Aggregate Commitment.	29
Section 2.7	Minimum Amount of Each Advance.	29
Section 2.8	Optional Principal Payments.	30
Section 2.9	Method of Selecting Types and Interest Periods for New Advances.	30
Section 2.10	Conversion and Continuation of Outstanding Advances.	30
Section 2.11	Method of Borrowing.	31
Section 2.12	Changes in Interest Rate, etc.	31
Section 2.13	Rates Applicable After Default.	32
Section 2.14	Method of Payment.	32
Section 2.15	Advances to Be Made in Euro.	33
Section 2.16	Noteless Agreement; Evidence of Indebtedness.	33
Section 2.17	Telephonic Notices.	33
Section 2.18	Interest Payment Dates; Interest and Fee Basis.	34
Section 2.19	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.	34
Section 2.20	Lending Installations.	34
Section 2.21	Non‑Receipt of Funds by the Agent.	35
Section 2.22	Facility LCs.	35
Section 2.23	Market Disruption.	39
Section 2.24	Judgment Currency.	39
Section 2.25	Replacement of Lender.	40
Section 2.26	Collateral Security; Further Assurances.	40
Section 2.27	Defaulting Lenders	42
Section 2.28	Increase in Commitments	43

Article 3 YIELD PROTECTION; TAXES		46
Section 3.1	Yield Protection.	46
Section 3.2	Changes in Capital Adequacy Regulations.	47
Section 3.3	Availability of Types of Advances.	47
Section 3.4	Funding Indemnification.	47
Section 3.5	Taxes.	47
Section 3.6	Lender Statements; Survival of Indemnity.	50
- i -

- ii -

- iii -

Section 13.3	Tax Treatment.	86

Article 14 NOTICES		86
Section 14.1	Notices.	86

Article 15 COUNTERPARTS		88

Article 16 COUNTERPARTS CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		88
Section 16.1	CHOICE OF LAW.	88
Section 16.2	CONSENT TO JURISDICTION.	88
Section 16.3	WAIVER OF JURY TRIAL.	88
Section 16.4	MATERIAL NON PUBLIC INFORMATION.	88
Section 16.5	AUTHORIZATION TO DISTRIBUTE CERTAIN MATERIALS.	88

- iv -

EXHIBITS

EXHIBIT A	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	JOINDER
EXHIBIT C	NOTE
EXHIBIT D-1	U.S. TAX CERTIFICATE (FOR NON-U.S. LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
EXHIBIT D-2	U.S. TAX CERTIFICATE (FOR NON-U.S. LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
EXHIBIT D-3	U.S. TAX CERTIFICATE (FOR NON-U.S. PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
EXHIBIT D-4	U.S. TAX CERTIFICATE (FOR NON-U.S. PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
EXHIBIT E	COMPLIANCE CERTIFICATE

SCHEDULES
PRICING SCHEDULE
COMMITMENT SCHEDULE
SCHEDULE 1(a)	EUROCURRENCY PAYMENT OFFICES OF THE AGENT
SCHEDULE 1(b)	FACILITY LC’S
SCHEDULE 2	LENDING INSTALLATIONS
SCHEDULE 5.6	LITIGATION
SCHEDULE 5.9	SUBSIDIARIES
SCHEDULE 5.14(a)	ENVIRONMENTAL MATTERS
SCHEDULE 5.14(b)	HAZARDOUS MATERIALS
SCHEDULE 7.3	INVESTMENTS
SCHEDULE 7.4	LIENS

- v -

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Agreement, dated as of August 30, 2013, is among Modine Manufacturing Company, a Wisconsin corporation (the “Company”), any Foreign Subsidiary Borrowers party hereto from time to time, the Lenders and JPMorgan Chase Bank, N.A., a national banking association, as Swing Line Lender, as LC Issuer and as Administrative Agent.

WHEREAS, the Company, the lenders party thereto and the Agent entered into that certain Amended and Restated Credit Agreement dated as of August 12, 2010, as amended, which amended and restated a certain Amended and Restated Credit Agreement dated as of July 18, 2008 (the “Original Credit Agreement”);

WHEREAS, the Company, the Lenders and the Agent wish to amend the Original Credit Agreement in its entirety as set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree, subject to the fulfillment of the conditions precedent set forth in Section 4.1, that the Original Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership  interests of a partnership or limited liability company.

“Acquisition Consideration” means the aggregate amount of all consideration paid or payable, including all direct payments, all Indebtedness assumed, all earnouts and other contingent payments (other than customary indemnification obligations) and all other consideration paid or payable, by the Company and its Subsidiaries in respect of an Acquisition.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Articles 6 and 7 of this Agreement, or related definitions herein, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the lender under any agreement with respect to any Indebtedness of the Company or any agreement for the refinancing or extension of all or a portion of the Indebtedness thereunder (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in Articles 6 and 7 of this Agreement, or related definitions herein.

“Additional Default” shall mean any provision contained in any agreement with respect to any Indebtedness of the Company or any agreement for the refinancing or extension of all or a portion of the Indebtedness thereunder which permits the holders of such Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company to purchase the Indebtedness thereunder or any agreement for the refinancing or extension of all or a portion of the Indebtedness thereunder prior to the stated maturity thereof and which either (i) is similar to any Default contained in Article 8 of this Agreement, or related definitions herein, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the lender under any agreement with respect to any Indebtedness of the Company or any agreement for the refinancing or extension of all or a portion of the Indebtedness thereunder (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default contained in Article 8 of this Agreement, or related definitions herein.

“Adjusted Eurocurrency Reference Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the quotient of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Administrative Agent” or “Agent” means JPMorgan in its capacity as contractual representative of the Lenders pursuant to Article 11, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article 11.  It is understood that matters concerning Loans denominated in any currency other than Dollars will be administered by the London Administrative Office and all notices concerning such Loans will be required to be given at the London Administrative Office.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period.  The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agency Site” means the Intralinks or other electronic platform site established by the Agent to administer this Agreement.

“Agent Party” has the meaning assigned to it in Article 14.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof.  The initial Aggregate Commitment is $175,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreed Currencies” means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, Japanese Yen and the Euro, and (iii) any other Eligible Currency which the Company requests the Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders and, with respect to the issuance of Facility LCs in an Agreed Currency, the LC Issuer, so long as such currency remains an Eligible Currency; provided that any such currency described in clauses (ii) or (iii) shall no longer qualify as Agreed Currencies if any central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such currency by any Lender for making any Advance hereunder and/or to permit any Borrower to borrow and repay the Advance or any interest or fees thereon.  For the purposes of this definition, “Japanese Yen” means the lawful currency of Japan.

“Agreement” means this amended and restated credit agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles in the United States as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5 and subject to Section 10.8.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on  such day plus ½ of 1% per annum and (c) the Adjusted Eurocurrency Reference Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Alternate Base Rate due to a change  in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Reference Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Reference Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries  from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Order” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001) issued by the President of the U.S. (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing under Section 2.6 at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” is defined in Section 13.1(b).

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Agent from time to time.

“Arranger” means J.P. Morgan Securities LLC, a Delaware limited liability company, and its successors, in its capacity as Lead Arranger and Sole Bookrunner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Authorized Officer” means any of the chief financial officer, treasurer, assistant treasurer, or controller of the Company, acting singly.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Banking Services” shall mean all treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services and international treasury management services), commercial credit cards and stored value cards, provided to any of the Company or any of its Subsidiaries by any Lender or any Lender’s Affiliates.

“Banking Services Obligations” shall mean any and all obligations of any of the Company or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrowers” means the Company and the Foreign Subsidiary Borrowers, and their successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and banks are open for dealings in Dollars and the other Agreed Currencies in the London interbank market (and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day on which the TARGET2 payment system is open), and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

 “Capital Stock” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) with respect to Investments of a Foreign Subsidiary only, direct obligations of such Foreign Subsidiary’s Domestic National Government maturing within one year, (iii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iv) demand deposit accounts maintained in the ordinary course of business, (v) (1) preferred stocks rated A3 or better by Moody’s or A- or better by S&P, (2) adjustable rate preferred stock funds rated A3 or better by Moody’s or A- or better by S&P, and (3) municipal notes with credit support provided by, and putable (within a period not to exceed one year from date of acquisition) to, financial institutions rated A or better by Moody’s, S&P, or the Fitch Investor Service, (vi) tax exempt variable rate demand notes rated AA or better by Moody’s or S&P, provided that such notes permit a Borrower to require the issuer to repurchase such notes after a period of not more than one year from date of acquisition thereof, (vii) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (viii) repurchase agreements or like investment vehicles, in each case rated A-1 or better by S&P or P-1 or better by Moody’s and having a maturity date not greater than 270 days; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and as it may be further amended from time to time, 42 U.S.C.§§9601 et seq.

“Change in Control” means (a) with respect to any Person or group of Persons acting in concert, the acquisition by any such Person or group of Persons, of beneficial ownership (within the meaning of Rule 13d‑3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of voting stock of the Company; or (b) as of any date a majority of the Board of Directors of the Company consists of individuals who were not either (i) directors of the Company as of the corresponding date of the previous year, (ii) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii).

“Change in Law" means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the LC Issuer (or by any Lending Installation of such Lender or by such Lender's or the LC Issuer's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary,  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” shall mean all assets of the Company and its Subsidiaries in which a Lien is required to be granted to secure the Obligations.

“Collateral Agent” means JPMorgan in its capacity as collateral agent under the Collateral Documents.

“Collateral Documents” means, collectively, the Intercreditor Agreement, the Security Agreements, the Mortgages and all other agreements or documents granting or perfecting a Lien in favor of the Collateral Agent for the benefit of the Secured Parties under the Intercreditor Agreement or otherwise providing support for the Secured Obligations at any time, as any of the foregoing may be amended or modified from time to time.

“Collateral Shortfall Amount” is defined in Section 9.1.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Facility LCs and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Outstanding  Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.6, 2.28 or 13.1.  The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or Lender Addition and Acknowledgment Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to it in Article 14.

“Company” means Modine Manufacturing Company, a Wisconsin corporation, and its successors and assigns.

“Computation Date” is defined in Section 2.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, as to the Company and with reference to any period, Consolidated Net Income (plus, to the extent not included in Consolidated Net Income, all cash dividends and cash distributions received by the Company or any Subsidiary from any Person in which the Company or any Subsidiary has made an investment), adjusted to exclude the following items (without duplication) to the extent deducted in determining Consolidated Net Income, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles:

(a)	interest expense and Receivables Transaction Financing Costs,

(b)	expense for federal, state, local and foreign income and franchise taxes paid or accrued,

(c)	depreciation and amortization,

(d)	non-cash stock based compensation expense,

(e)	extraordinary gains or losses incurred other than in the ordinary course of business,

(f)	any non-cash charges or gains which are unusual, non-recurring or extraordinary,

(g)	any non-cash charges or gains related to exchange gains or losses on intercompany loans,

(h)	Restructuring Charges in an amount not to exceed (i) $20,000,000 in any Fiscal Year or (ii) $40,000,000 for all times after the Effective Date, and

(i)	Make-Whole Amounts.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period including, without limitation, such interest expense as may be attributable to Capitalized Leases, Receivables Transaction Financing Costs, the discount or implied interest component of Off-Balance Sheet Liabilities (as reasonably determined by the Company in consultation with the Agent), all commissions, discounts and other fees and charges owed with respect to Letters of Credit, bankers acceptances and similar instruments and Net Mark-to-Market Exposure, but excluding (i) any Make-Whole Amounts and (ii)  amortization of fees in respect of any issuance, amendment to or modification of Indebtedness.

                         “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period in conformity with Agreement Accounting Principles.

“Consolidated Total Debt” means at any time Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take‑or‑pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership, but excluding contingent liabilities arising with respect to (i) customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and purchasers in connection with dispositions permitted under Section 7.6, and (ii) warranties and other similar undertakings arising in the ordinary course of business, whether under contracts or by operation of law, to buyers in connection with the sale of goods.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Credit Party” means the Agent, the LC Issuer, the Swing Line Lender or any other Lender.

“Default” means an event described in Article 8.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Persons” means a person or entity: (i) listed in the annex to, or otherwise the subject of the provisions of, any Executive Order; or (ii) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or is otherwise the subject of any Sanctions Laws and Regulations.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part prior to a date one year after the Facility Termination Date.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount on or as of the most recent Computation Date provided for in Section 2.3.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Domestic National Government” means, with respect to a Foreign Subsidiary, the national government of the country in which the Foreign Subsidiary’s principal place of business is located.

“Domestic Subsidiary” means each Subsidiary of the Company which is organized under the laws of the United States of America or any state, territory or possession thereof.

“Effective Date” means the date on which (i) each of the conditions precedent described in Section 4.1 has been satisfied, and (ii) this Agreement has been executed by all of the parties hereto.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the LC Issuer and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the London foreign exchange market and (v) as to which an Equivalent Amount may be readily calculated.  If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, or (y) such currency, in the determination of the Agent, no longer satisfies the conditions described in the above clauses (i) through (v) in this definition, the Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Agent, each applicable Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article 2.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, including, without limitation, CERCLA.

“Environmental Liabilities” means all liabilities (including anticipated compliance costs) in connection with or relating to the business, assets presently or previously owned, leased or operated property, activities (including, without limitation, off-site disposal) or operations of the Company and each of its Subsidiaries, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws.

“Environmental Proceeding” means any judicial or administrative proceeding arising from or in any way associated with any Environmental Law.

“Environmental Release” means releases as defined in CERCLA or under any other Environmental Law.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Payment Office” of the Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Agent specified as the “Eurocurrency Payment Office” for such currency in Schedule 1(a) hereto or such other office, branch, affiliate or correspondent bank of the Agent as it may from time to time specify to the Company and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Eurocurrency Reference Rate” shall mean, (a) with respect to any Eurocurrency Advance denominated in any Agreed Currency, for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate for such Agreed Currency (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period (or such other date as is customary for such Agreed Currency); provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant Agreed Currency, then the Eurocurrency Reference Rate shall be the Interpolated Rate at such time.  “Interpolated Rate” means, at any time, the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in the relevant currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the relevant currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., London Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of , or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. Federal withholding Taxes  imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.25) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient's failure to comply with Section 3.5(e), and (iv) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” means the Anti-Terrorism Order and any other executive order relating to Sanctions.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Letters of Credit” means all unexpired letters of credit issued under the Original Credit Agreement outstanding on the Effective Date, as described on Schedule 1(b).

“Facility LC” is defined in Section 2.22(a), and includes without limitation the Existing Letters of Credit.

“Facility LC Application” is defined in Section 2.22(c).

“Facility LC Collateral Account” is defined in Section 2.22(k).

“Facility Termination Date” means August 30, 2018 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion, provided that, when the term Federal Funds Effective Rate is used with respect to any Loan denominated in any Agreed Currency other than Dollars, “Federal Funds Effective Rate” shall mean a rate determined by the Agent to be the cost to it of funding such Loan or the rate in accordance with relevant banking industry practice on interbank compensation, all as determined by the Agent.

“Fiscal Quarter” means each of the four fiscal quarters of the Company ending each March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means each one year fiscal period of the Company ending each March 31.  References to a fiscal year with a number corresponding to any calendar year (e.g., “2013 Fiscal Year”) refer to the fiscal year ending March 31 of such calendar year.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day, plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.13, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.13, bears interest at the Floating Rate.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes

“Foreign Subsidiary” means each Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower Closing Date” means, with respect to each Foreign Subsidiary Borrower, the date on which the conditions precedent set forth in Section 4.3 shall have been satisfied in respect of such Foreign Subsidiary Borrower.

“Foreign Subsidiary Borrowers” means each Foreign Subsidiary of the Company that becomes a party hereto as of the date hereof or hereafter pursuant to Section 4.3.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means (a) with respect to the Obligations, Rate Management Obligations and Banking Services Obligations owing by the Company, each Subsidiary required under this Agreement to execute and deliver a Guaranty and its successors and assigns with respect to such Obligations and Rate Management Obligations, and (b) with respect to the Obligations, Rate Management Obligations and Banking Services Obligations owing by a Foreign Subsidiary Borrower, the Company and its successors and assigns and each Subsidiary required under this Agreement to execute and deliver a Guaranty and its successors and assigns with respect to such Obligations, Rate Management Obligations and Banking Services Obligations.

“Guaranty” means a guaranty agreement, in form and substance satisfactory to the Agent and the Required Lenders, whereby a Domestic Subsidiary guarantees the Secured Obligations or the Company guarantees the Secured Obligations owing by a Foreign Subsidiary Borrower, as such agreement may be amended or modified and in effect from time to time.

“Hazardous Materials” includes, without limitation, (i) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, or in any applicable state or local law or regulation, (ii) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation, (iii) gasoline, or any other petroleum product or by-product, (iv) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation or (v) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such act, statute or regulation may be amended from time to time.

“Hostile Acquisition” means (a) the acquisition of the Capital Stock of a Person through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money and all mandatory obligations under any Disqualified Stock, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments (other than with respect to accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations in respect of Letters of Credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money), (viii) Contingent Obligations in respect of Indebtedness of any other Person, (ix) Off-Balance Sheet Liabilities, (x) Receivables Transaction Attributed Indebtedness, (xi) Supply Chain Finance Outstanding Obligations, (xii) Rate Management Obligations and (xiii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Ineligible Institution” has the meaning assigned to it in Section 13.1.

“Intercreditor Agreement” shall mean the Amended and Restated Collateral Agency and Intercreditor Agreement among the Secured Parties of the Company and JPMorgan, as Collateral Agent, dated as of August 12, 2010, as amended by a First Amendment to Amended and Restated Collateral Agency and Intercreditor Agreement among the Secured Parties of the Company and JPMorgan, as Collateral Agent, dated as of the date hereof, and as further amended or modified from time to time, provided that such Intercreditor Agreement, and any amendments or modifications thereto, shall be in form and substance acceptable to the Required Lenders and the Agent.

“Insolvency Regulation” shall mean the Council Regulation (EC) No.1346/2000 29 May 2000 on Insolvency Proceedings.

“Interest Expense Coverage Ratio” means, as of any date of calculation, the ratio of (i) the Company’s Consolidated EBITDA for the then most recently ended four Fiscal Quarters to (ii) the Company’s Consolidated Interest Expense for the then most recently ended four Fiscal Quarters.

“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months (or such other available period as may be approved by the Agent) commencing on a Business Day selected by a Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement in the substantially the form of Exhibit B hereto with such changes thereto as approved by the Agent.

“JPMorgan” means JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (main office Chicago)), a national banking association, in its individual capacity, and its successors.

“LC Exposure” of any Lender at any time shall be its Applicable Percentage of the total LC Obligations at such time.

“LC Fee” is defined in Section 2.22(d).

“LC Issuer” means JPMorgan (or any subsidiary or affiliate of JPMorgan designated by JPMorgan) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.22(e).

“Lender Addition and Acknowledgment Agreement” is defined in Section 2.28(a)(iv).

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.  Unless otherwise specified, the term “Lender” includes JPMorgan in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent with respect to each Agreed Currency listed on Schedule 2 or otherwise selected by such Lender or the Agent pursuant to Section 2.20.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as of any date of calculation, the ratio of:

(i)                  the Company’s Consolidated Total Debt outstanding on such date, minus:

(a)            the amount of any cash collateral provided for any of the Obligations, the Rate Management Obligations owing to one or more Lenders or their Affiliates or the Banking Services Obligations, and

(b)            if as of the date of calculation the Aggregate Outstanding Credit Exposure is $20,000,000 or less, an amount equal to the lesser of (x) the amount by which the sum of 100% of the unrestricted cash of the Company and its Domestic Subsidiaries at such time that is not subject to any Lien other than in favor of the Agent or the Collateral Agent or Permitted Encumbrances plus 70% of the unrestricted cash of the Foreign Subsidiaries at such time that is not subject to any Lien other than in favor of the Agent or the Collateral Agent or Permitted Encumbrances, exceeds $15,000,000 or (y) the outstanding principal amount of Indebtedness subject to a fixed rate of interest and which cannot be prepaid without a material prepayment premium or other material expense, and

(c)            any Off-Balance Sheet Liabilities arising from Permitted Sale and Leaseback Transactions, to

(ii)                 the Company’s Consolidated EBITDA for the then most recently ended four Fiscal Quarters.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Liquidity” means, at any time, the sum of (a) the amount of the Available Aggregate Commitment at such time, plus (b) 100% of the unrestricted cash of the Company and its Domestic Subsidiaries at such time that is not subject to any Lien other than in favor of the Agent or the Collateral Agent or Permitted Encumbrances.

“Loan” means a Revolving Loan or a Swing Line Loan, as applicable.

“Loan Documents” means this Agreement, the Guaranties, the Facility LC Applications, the Collateral Documents, any Notes issued pursuant to Section 2.16 and any other agreements or instruments executed in connection herewith at any time.

“London Administrative Office” means the Affiliate of the Agent in London, England designated by the Agent from time to time as the London Administrative Office for purposes of this Agreement.  As of the Effective Date, the Affiliate so designated is J.P. Morgan Europe Limited, together with its affiliates and any successors.

“Make-Whole Amount” means any amount paid as a “make-whole” or prepayment premium with respect to the Company’s obligations evidenced by the Senior Notes.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any Guarantor to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuer or the Lenders thereunder.

“Material Indebtedness” means (a) the Senior Note Debt and (b) any other Indebtedness (other than the Loans and Facility LC’s) of the Company in an aggregate principal amount exceeding $20,000,000.

“Modify” and “Modification” are defined in Section 2.22(a).

“Modine Holding Consolidated Group” means Modine Holding GmbH and its Subsidiaries existing as of the Effective Date, and any other Foreign Subsidiary permitted under this Agreement to be a Subsidiary of Modine Holding GmbH.

“Modine Holding GmbH” means Modine Holding GmbH, a Wholly-Owned Subsidiary of the Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means each mortgage, deed of trust and similar agreement and any other agreement from any Borrower or Guarantor granting a Lien on any of its real property, each in form and substance acceptable to the Agent and as amended or modified from time to time, entered into by any Borrower or Guarantor at any time for the benefit of the Collateral Agent and the Secured Parties pursuant to this Agreement or the Intercreditor Agreement.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“National Currency Unit” means the unit of currency (other than a Euro unit) of each member state of the European Union that participates in the third stage of Economic and Monetary Union.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Note” means paragraphs (a) and (b) of Section 2.16 and the entries maintained in the accounts maintained pursuant thereto which are deemed notes of the Borrowers issued pursuant to this Agreement, and any additional promissory note issued pursuant to Section 2.16 in the form of Exhibit C hereto.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers or any of them to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction that is not a Capitalized Lease or so-called “synthetic lease” transaction, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases, but including without limitation, any factoring of, or similar arrangements with respect to, receivables or similar obligations sold by or pursuant to factoring or similar agreements.  The amount of any Off-Balance Sheet Liability  will be determined based on the amount of obligations outstanding under the legal documents entered into as part of transaction that would be characterized as principal if such transaction were structured as a secured lending transaction.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Original Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal Dollar Amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) the Dollar Amount of its Pro Rata Share of the LC Obligations at such time.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participants” is defined in Section 13.1(c).

“Participant Register” is defined in Section 13.1(c).

“Payment Date” means the last Business Day of each quarter.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means an Acquisition by the Company or any Subsidiary in a transaction that satisfies each of the following requirements:

(a)                 such Acquisition is not a Hostile Acquisition;

(b)               the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Company and its Subsidiaries are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c)                both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects and no Default or Unmatured Default exists or would be caused thereby and the Company is in pro forma compliance with all covenants in this Agreement;

(d)                both before and after giving effect to such Acquisition, the Available Aggregate Commitment was and will be at least $25,000,000;

(e)                 the aggregate amount of  the Acquisition Consideration shall not exceed the amount permitted under Section 7.3(b);

(f)                 prior to the closing of any such Acquisition, the Company shall provide such pro forma financial statements and certificates and copies of such documents being executed or delivered in connection with such Acquisition as may be requested by the Agent; and

(g)                 if such Acquisition is an acquisition of Capital Stock, such Acquisition will not result in any violation of Regulation U.

“Permitted Encumbrances” means:

(a)    Liens for taxes, assessments or governmental charges or levies on the Company’s or a Subsidiary’s Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on the books of the Company or such Subsidiary.

(b)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due.

(c)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d)    Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.

(e)    Liens arising in the ordinary course of business which are contractual rights in accordance with the standard terms of a creditor depository institution relating to bankers’ liens, rights of set-off or similar rights relating to the establishment of depositary relationships with banks and not given in connection with the issuance of, or to secure, any Indebtedness.

 “Permitted Factoring” means a factoring or similar sale of accounts receivable and related rights and property on a non-recourse basis by a Foreign Subsidiary in the ordinary course of business which is not entered into in connection with or as part of a Qualified Receivables Transaction or Supply Chain Finance Program.

“Permitted Sale and Leaseback Transactions” means all Sale and Leaseback Transactions as permitted under Section 7.5(k).

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMorgan or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment (or, if the Commitments have expired or been terminated, the amount of such Commitment or Aggregate Commitment in effect immediately prior to such expiration or termination); provided that in the case of Section 2.27 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Defaulting Lenders’ Outstanding Credit Exposures plus such Defaulting Lender’s Swing Line Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments.

“Public-Sider” means any representative of a Lender that does not want to receive material non-public information with the meaning of the federal and state securities laws.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto on a limited recourse basis, provided that such sale, conveyance or transfer qualifies as a sale under Agreement Accounting Principles.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by a Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables/Factoring/SCF Indebtedness” means (i) all Receivables Transaction Attributed Indebtedness, and (ii) Supply Chain Finance Outstanding Obligations.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Receivables Transaction Financing Cost” means such portion of the fees, service charges, and other costs, as well as all collections or other amounts retained by purchasers of accounts or notes receivable and rights related thereto pursuant to a Qualified Receivables Transaction, which are in excess of amounts paid to the Company and its Subsidiaries under any Qualified Receivables Transaction for the purchase of accounts or notes receivable and rights related thereto pursuant to such Qualified Receivables Transaction and are the equivalent of the interest component of the financing if the transaction were characterized as a secured lending transaction rather than as a purchase.

“Recipient” means (i) the Agent, (ii) any Lender and (iii) any LC Issuer, as applicable.

“Register” is defined in Section 13.1(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation S-X” means Regulation S-X under the Securities Exchange Act of 1934, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of each Borrower then outstanding under Section 2.22 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reports” is defined in Section 10.6(a).

“Required Lenders” means Lenders in the aggregate having at least fifty-one percent (51%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least fifty-one percent (51%) of the Aggregate Outstanding Credit Exposure, and in all cases subject to Section 2.27(b) hereof.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on eurocurrency liabilities.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of such Person or any option, warrant or other right to acquire any such Capital Stock of such Person.

“Restructuring Charges” means certain cash charges related to any restructuring program of the Company and its Subsidiaries limited to such charges specifically related to the following categories of expense incurred in connection with any such restructuring:  severance and related benefits; contractual salary continuation with respect to terminated employees, retained restructuring consulting; equipment transfer (including shipping and related expense, product validation incurred to validate receiving plant capability, and receiving plant physical modifications required to accept transferred product); expenses related to facility sale preparation; employee outplacement; environmental services; and employee insurance and benefits continuation.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“SEC” means the Securities and Exchange Commission of the United State of America.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, all (i) Obligations, (ii) Rate Management Obligations owing to one or more Lenders or their Affiliates, (iii) the Senior Note Debt, and (iv) Banking Services Obligations; provided, however, that the definition of ‘Secured Obligations’ shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means the Collateral Agent, the Agent, the Lenders, the Senior Note Holders and the other holders of the Secured Obligations.

“Security Agreements” means each security agreement, pledge agreement, pledge and security agreement and similar agreement and any other agreement from any Borrower or Guarantor granting a Lien on any of its personal property (including without limitation any Capital Stock owned by such Borrower or Guarantor), each in form and substance acceptable to the Agent and as amended or modified from time to time, entered into by any Borrower or Guarantor at any time for the benefit of the Collateral Agent and the Secured Parties pursuant to this Agreement or the Intercreditor Agreement.

“Senior Note Debt” means the indebtedness and other liabilities owing pursuant to any Senior Note Purchase Documents at any time.

“Senior Note Holders” means the holders of the Senior Note Debt.

“Senior Note Purchase Agreement” means the Note Purchase and Private Shelf Agreement dated August 12, 2010 between the Company and the purchasers named therein, as amended, supplemented or modified from time to time in accordance with the terms thereof.

“Senior Note Purchase Documents” means the Senior Note Purchase Agreement and all agreements and documents executed in connection therewith at any time and as amended or modified from time to time.

“Senior Notes” means the 6.83% Senior Secured Notes due August 12, 2020 in the aggregate principal amount of $125,000,000 issued by the Company on the Effective Date, and one or more additional series of Senior Secured Notes in an aggregate principal amount not to exceed  $25,000,000 which may be issued by the Company after the Effective Date,  pursuant to the Senior Note Purchase Agreement, as amended or modified from time to time and including any notes issued in exchange or replacement for such notes, and any other securities issued pursuant to the Senior Note Purchase Agreement at any time.

“Significant Obligations” means Indebtedness (other than the Loans and Facility LC’s) of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $20,000,000.  For purposes of determining Significant Obligations, the “principal amount” of the Rate Management Obligations at any time shall be determined based on the Net Mark-to-Market Exposure of the Company or any Subsidiary).

“Significant Subsidiary” means any one or more Subsidiaries which, if considered in the aggregate as a single Subsidiary would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, as in effect on the Effective Date.

“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Subordinated Debt” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Agent and which is on terms (including without limitation maturities, covenants and defaults) satisfactory to the Agent.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Company and its Subsidiaries or property which is responsible for more than 10% of the consolidated net revenues of the Company and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Supply Chain Finance Outstanding Obligations” means, at any time, (i) the aggregate amount of all trade receivables that would then be owing to the Company and/or its Subsidiaries by sponsors of Supply Chain Finance Programs, if the Company and its Subsidiaries were not participating in such Supply Chain Finance Programs, minus (ii) the aggregate amount of all trade receivables then owing to the Company and/or its Subsidiaries by such sponsors of Supply Chain Finance Programs, that have not been transferred under such Supply Chain Financing Programs.

“Supply Chain Finance Program” means each supply chain financing or similar program established by customers of the Company and its Subsidiaries, pursuant to which the Company and its Subsidiaries may sell trade receivables and the rights directly related thereto (or sell negotiable instruments or other rights created to represent the obligations owing pursuant to a trade receivable or enter into any other form of transaction with the intent of improving liquidity with respect to trade receivables) owing by such customer to the Company and its Subsidiaries, in the ordinary course of business.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Borrowing Notice” is defined in Section 2.2(c).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total  Swing Line Exposure at such time.

“Swing Line Lender” means JPMorgan or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Limit” means $25,000,000.

“Swing Line Loan” means a Loan made available to a Borrower by the Swing Line Lender pursuant to Section 2.2.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transferee” is defined in Section 13.2.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Person” means a "United States person" within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 3.5(e).

“Wholly‑Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly‑Owned Subsidiaries of such Person, or by such Person and one or more Wholly‑Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE 2

THE CREDITS
Section 2.1             Commitment.  From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (a) make Revolving Loans to a Borrower in Agreed Currencies and (b) participate in Facility LCs issued upon the request of a Borrower, provided that: (i) after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed the Dollar Amount of its Commitment, (ii) at no time shall the outstanding amount of Loans in currencies other than Dollars plus the LC Obligations for Facility LCs in currencies other than Dollars exceed a Dollar Amount equal to $72,500,000, (iii) at no time shall the outstanding amount of Loans to Modine Holding GmbH exceed the Dollar Amount of $20,000,000 and at no time shall the outstanding amount of Loans to any other Foreign Subsidiary Borrower exceed such Dollar Amount as the Company and the Agent shall have established with respect to such Foreign Subsidiary Borrower, in each case subject to Section 2.1(ii) and Section 2.3 hereof, and (iv) all Floating Rate Loans shall be made in Dollars.  Subject to the terms of this Agreement, each Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date.  The Commitments to extend credit hereunder shall expire on the Facility Termination Date.  The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.22.

Section 2.2            Swing Line Loans.

(a)                  Amount of Swing Line Loans.  Upon the satisfaction of the applicable conditions precedent set forth in Article 4, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender may, in its sole discretion and on the other terms and conditions set forth in this Agreement, make Swing Line Loans in any Agreed Currency to any Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Limit, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment.  Subject to the terms of this Agreement, each Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

(b)  Discretionary Nature. Each Swing Line Loan by the Swing Line Lender to any Borrower shall be in the Swing Line Lender’s sole discretion, and the Swing Line Lender need not show that an adverse change has occurred in any such Borrower’s condition, financial or otherwise, or that any of the conditions of this Section 2.2 or Article 4 or otherwise of this Agreement have not been met, in order to refuse to make any requested Swing Line Loan.

(c)                  Borrowing Notice.  To request a Swing Line Loan, the applicable Borrower shall notify the Agent and the Swing Line Lender of such request by telephone (confirmed in a writing acceptable to the Agent if requested by the Agent) in the case of Swing Line Loans to a Borrower denominated in Dollars and in writing in a manner required by the Agent in all other cases, not later than (i) 1:00 p.m., Chicago time on the day of any proposed Swing Line Loan in the case of any Swing Line Loan to a Borrower denominated in Dollars, (ii) 9:00 a.m. London time on the day of any proposed Swing Line Loan in the case of any Swing Line Loan denominated in Euros, or (iii) 9:00 a.m. London time on the number of Business Days required by the Agent prior to the day of any proposed Swing Line Loan in the case of any other Swing Line Loan for such type of Swing Line Loan; or, in each of the foregoing cases, such other times or methods agreed to between the applicable Borrower and the Agent.  Each such notice shall be irrevocable and shall specify (A) the requested date (which shall be a Business Day), (B) the Agreed Currency of such Swing Line Loan, (C) the amount of the requested Swing Line Loan (which shall be an amount not less than $1,000,000 (or the Approximate Equivalent Amounts if denominated in an Agreed Currency other than Dollars) and integral multiples of $100,000 (or the Approximate Equivalent Amounts if denominated in an Agreed Currency other than Dollars) in excess thereof, or such other amount agreed to among the Swing Line Lender and the Company), and (D) in the case of a Swing Line Loan denominated in an Agreed Currency other than Dollars, such other information required by the Swing Line Lender.  The Swing Line Loans shall bear interest at the Alternate Base Rate or a rate separately agreed to among the applicable Borrower and the Agent.

(d)                  Making of Swing Line Loans.  Not later than 3:00 p.m., local time, on the applicable Borrowing Date, the Swing Line Lender shall (if it has determined in its sole discretion to make the requested Swing Line Loan) make available the Swing Line Loan, to such account of the applicable Borrower as agreed upon between the Agent and such Borrower.  The Agent will promptly make the funds so received from the Swing Line Lender available to the applicable Borrower on the Borrowing Date at such account.  If the Swing Line Lender determines not to make a requested Swing Line Loan, it will promptly notify the applicable Borrower, the Agent and the other Lenders of such determination.  Notwithstanding anything in this Section 2.2 or elsewhere to the contrary, the Agent, the Swing Line Lender and the applicable Borrower may agree to make any other arrangements for the making of Swing Line Loans.

(e)  Repayment of Swing Line Loans. Each Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon) shall be paid in full on the earlier of (i) the 7th Business Day after the applicable Borrowing Date (or such earlier or later date as the applicable Borrower and the Swing Line Lender may agree) or (ii) the Facility Termination Date. In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 12:00 noon (local time) on the date of any notice received pursuant to this Section 2.2(e), each Lender shall make available its required Revolving Loan, in funds immediately available to the Agent at the Lending Installation of the Agent designated by the Agent for such Revolving Loan. Revolving Loans made pursuant to this Section 2.2(e) shall initially be Floating Rate Loans (if the related Swing Line Loan was denominated in Dollars) or a Eurocurrency Loan with an Interest Period of one month (if the related Swing Line Loan was not denominated in Dollars) and thereafter may be continued as Floating Rate Loans (if such Loan is denominated in Dollars) or converted into Eurocurrency Loans or, as applicable, continued as Eurocurrency Loans of the same or other permitted Interest Periods in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article 2. If (A) prior to the time any such Revolving Loan would have otherwise been made pursuant to this Section 2.2(e) one of the events described in Sections 8.7 or 8.8 has occurred with respect to the relevant Borrower, (B) the relevant Borrower is a Foreign Subsidiary Borrower that has not been approved by all Lenders or (C) for any other reason, as determined by the Agent in its sole discretion, Revolving Loans may not be made as contemplated by this Section 2.2(e), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in this Section 2.2(e), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount equal to (i) such Lender’s Pro Rata Share times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding that were to have been repaid with such Revolving Loans. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 for the Company or Sections 4.3 or 4.4 for any Foreign Subsidiary Borrower had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.2(e) to repay Swing Line Loans and to purchase participating interests pursuant to this Section 2.2(e) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (w) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (x) the occurrence or continuance of a Default or Unmatured Default, (y) any adverse change in the condition (financial or otherwise) of any Borrower, or (z) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.2(e), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.2(e), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the applicable interest rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, each Borrower shall repay in full the outstanding principal balance of the Swing Line Loans owing by it.

Section 2.3             Determination of Dollar Amounts; Required Payments; Termination.

(a)                 The Agent will determine the Dollar Amount of:

(i)  each Credit Extension as of the date three Business Days prior to (x) in the case of an Advance, the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, and (y) in the case of a Facility LC, the date for which a Borrower has requested issuance of such Facility LC, and

(ii)  all outstanding Credit Extensions on and as of the last Business Day of each month and on any other Business Day as may elected by the Agent in its reasonable discretion.

Each day upon or as of which the Agent determines Dollar Amounts as described in the preceding clauses (i) and (ii) is herein described as a “Computation Date” with respect to each Credit Extension for which a Dollar Amount is determined on or as of such day. If at any time (A) solely as a result of fluctuations in currency exchange rates, (x) the Dollar Amount of the Aggregate Outstanding Credit Exposure (calculated, with respect to those Credit Extensions denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Credit Extension) exceeds the Aggregate Commitment by more than $1,000,000, or (y) the Dollar Amount of the Aggregate Credit Exposure for Loans and Facilities in currencies other than Dollars exceeds the applicable sublimits designated in Section 2.1(ii) or Section 2.1(iii) by more than 105%, then the Company shall prepay, or shall cause the applicable Foreign Subsidiary Borrower to prepay, the Loans in an aggregate principal amount sufficient to eliminate any such excess, within two Business Days after notice from the Agent requiring such prepayment, and (B) other than as a result of fluctuations in currency exchange rates, the principal amount of the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment or the Dollar Amount of the Aggregate Credit Exposure for Loans and Facilities in currencies other than Dollars exceeds the applicable sublimits designated in Section 2.1(ii) or Section 2.1(iii), the Company shall promptly pay, or cause to be paid, the amount of such excess.

(b)                The Aggregate Outstanding Credit Exposure and all other unpaid Obligations owing by each Borrower shall be paid in full by each such Borrower on the Facility Termination Date.

If any prepayment required under this Section 2.3 would exceed the aggregate Loans at such time and any LC Obligations are outstanding, then the amount of such excess shall be deposited in the Facility LC Collateral Account and held as collateral to be applied to any of the Obligations as determined by the Agent, provided that the Agent shall promptly apply such amounts to any Loans that thereafter become outstanding to the extent it is not legally or contractually prohibited from doing so.

Section 2.4             Ratable Loans.  Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares.

Section 2.5            Types of Advances. The Advances may be Revolving Loans consisting of Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by a Borrower in accordance with Sections 2.9 and 2.10, or Swing Line Loans selected by a Borrower in accordance with Section 2.2.

Section 2.6            Commitment Fee; Reductions in Aggregate Commitment. The Company agrees to pay to the Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date, provided that, solely for purposes of determining such commitment fees, Swing Line Loans shall not count as usage of any Lender’s Commitment for the purpose of calculating the commitment fee due hereunder.  The Company may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000, upon at least three Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.  All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.  For purposes of calculating the commitment fee hereunder, the principal amount of each Credit Extension made in an Agreed Currency other than Dollars shall be at any time the Dollar Amount of such Credit Extension as determined on the most recent Computation Date with respect to such Credit Extension.

Section 2.7           Minimum Amount of Each Advance.  Each Eurocurrency Advance shall be in a minimum amount of $2,000,000 and in multiples of $500,000 if in excess thereof (or the Approximate Equivalent Amounts if denominated in an Agreed Currency other than Dollars), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $2,000,000 and in multiples of $500,000 if in excess thereof, provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

Section 2.8             Optional Principal Payments. Any Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $2,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day’s prior written notice to the Agent.  Any Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $2,000,000 or any integral multiple of $500,000 in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurocurrency Advances upon three Business Days’ prior written notice to the Agent.  Any Borrower may from time to time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 12:00 noon (local time) on the date of repayment.

Section 2.9            Method of Selecting Types and Interest Periods for New Advances. Other than with respect to Swing Line Loans (which shall be governed by Section 2.2), a Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time.  Each Borrower shall give the Agent irrevocable written notice (a “Borrowing Notice”) not later (i) than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars or (ii) not later than 11:00 a.m., London time at least three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying:

(a)	the Borrowing Date, which shall be a Business Day, of such Advance,

(b)	the aggregate amount of such Advance,

(c)	the Type of Advance selected,

(d)	the account to be used for funding such Advance; and

(e)	in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.

Section 2.10        Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8.  Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:

(a)           each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (y) the applicable Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and

(b)          each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (y) the applicable Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) on or before 11:00 a.m. local time three Business Days prior to the end of the current Interest Period requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.

Subject to the terms of Section 2.7, each Borrower may elect from time to time to convert all or any part of an Advance owing by it (other than a Swing Line Loan) of any Type into any other Type or Types of Advances denominated in the same Agreed Currency; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.  Each Borrower shall give the Agent irrevocable written notice (a “Conversion/Continuation Notice”) of each conversion of an Advance owing by it or continuation of a Eurocurrency Advance not later than 11:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four Business Days in the case of a conversion into or continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying:

(i)             the requested date, which shall be a Business Day, of such conversion or continuation, and

(ii)            the Agreed Currency, amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

Section 2.11          Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (i) if such Loan is denominated in Dollars, not later than noon, Chicago time, in Federal or other funds immediately available to the Agent, in Chicago, Illinois at its address specified in or pursuant to Article 14 and, (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than noon, local time, in the city of the Agent’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Agent’s Eurocurrency Payment Office for such currency.  Unless the Agent determines that any applicable condition specified in Article 4 has not been satisfied, the Agent will make the funds so received from the Lenders available to the applicable Borrower at the Agent’s aforesaid address.  Notwithstanding the foregoing provisions of this Section 2.11, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

Section 2.12          Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day.  Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum separately agreed to among the applicable Borrower and the Swing Line Lender.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

Section 2.13         Rates Applicable After Default. Notwithstanding anything to the contrary contained in Sections 2.9, 2.10 or 2.12, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 8.7 or 8.8, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

Section 2.14          Method of Payment.

(a)                  Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made or, where such currency has converted to the Euro, in the Euro.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at (except as set forth in the next sentence) the Agent’s address specified pursuant to Article 14, or at any other Lending Installation of the Agent specified in writing by the Agent to the Company, shall be initiated by 12:00 noon (local time) on the date when due and shall (except (i) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or (ii) with respect to repayments of Swing Line Loans, or (iii) as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders.  All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Agent among the Lenders.  Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at, (x) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article 14 or at any Lending Installation specified in a notice received by the Agent from such Lender and (y) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the applicable Borrower at the address of the Agent’s Eurocurrency Payment Office for such currency.  The Agent is hereby authorized to charge any account of any Borrower maintained with JPMorgan or any of its Affiliates for each payment of principal, interest, Reimbursement Obligations and fees due from such Borrower as it becomes due hereunder.  Each reference to the Agent in this Section 2.14 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by any Borrower to the LC Issuer pursuant to Section 2.22(f).

(b)                  Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or a Borrower is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

Section 2.15          Advances to Be Made in Euro. If any Advance to be made would, but for the provisions of this Section 2.15, be capable of being made in either the Euro or in a National Currency Unit, such Advance shall be made in the Euro.

Section 2.16          Noteless Agreement; Evidence of Indebtedness.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period and selection of Agreed Currency with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Agent hereunder from a Borrower and each Lender’s share thereof.

(c)           Paragraphs (a) and (b) above and the entries maintained in the accounts maintained pursuant thereto shall be deemed notes of the Borrowers issued pursuant to this Agreement.  The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Obligations in accordance with their terms.

(d)           Any Lender may request that its Loans be evidenced by an additional promissory note or, in the case of the Swing Line Lender, additional promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit C, with appropriate changes for notes evidencing Swing Line Loans.  In such event, the Company shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender.  Thereafter, the Loans evidenced by each such additional Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.1) be represented by one or more additional Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.1, except to the extent that any such Lender or assignee subsequently returns any such additional Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

Section 2.17        Telephonic Notices.Each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices (although the Agent may not accept telephonic notices with respect to any Advances to be made in any Agreed Currencies other than Dollars to a Borrower) made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  Each Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

Section 2.18         Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest on Eurocurrency Advances (other than Eurocurrency Advances denominated in British Pounds Sterling), commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year; interest on Floating Rate Advances and Eurocurrency Advances denominated in British Pounds Sterling shall be calculated for actual days elapsed on the basis of a 365/366-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is initiated prior to 12:00 noon (local time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

Section 2.19         Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder.  The Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

Section 2.20         Lending Installations.  Each Lender will book its Loans and its participation in any LC Obligations and the LC Issuer will book the Facility LCs at the appropriate Lending Installation listed on Schedule 2 or such other Lending Installation designated by such Lender or LC Issuer in accordance with this Section 2.20.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Company in accordance with Article 14, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.  If the Company is required to pay any additional amount to any Lender pursuant to Section 3.1, 3.2 or 3.5 as a result of any change in a Lending Installation, then such Lender shall use reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1, 3.2 or 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.21          Non‑Receipt of Funds by the Agent. Unless a Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made.  The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrowers, the interest rate applicable to the relevant Loan.

Section 2.22          Facility LCs.

(a)           Issuance.  The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit in Agreed Currencies (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of a Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $25,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment.  No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided that any Facility LC with an expiry date one year after its issuance may provide for renewal for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above).

(b)           Participations.  Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.22, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

(c)           Notice.  Subject to Section 2.22(a), a Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC.  The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article 4 (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”).  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

(d)          LC Fees.  The Company shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, (i) with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin in effect from time to time on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on each Payment Date, and (ii) with respect to each commercial Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin in effect from time to time on the average daily undrawn stated amount under such commercial Facility LC, such fee to be payable in arrears on each Payment Date (each such fee described in this sentence an “LC Fee”).  The Company shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount equal to 0.125% of the initial stated amount thereof, such fee to be payable on the date of such issuance, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

(e)           Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the applicable Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of the LC Issuer to the applicable Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to Letters of Credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the applicable Borrower pursuant to Section 2.22(f) below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to the relevant Loan.

(f)            Reimbursement by Borrower.

(i)             Each Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC issued for the account of, or upon the application of, such Borrower, without presentment, demand, protest or other formalities of any kind; provided that neither any Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower or Lender to the extent, but only to the extent, caused by (A) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (B) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.

(ii)  If any Borrower at any time fails to repay a Reimbursement Obligation on or before the applicable LC Payment Date, such unpaid Reimbursement Obligation shall at that time be automatically converted into an obligation denominated in Dollars and such Borrower shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the Dollar Amount of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, any Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of two percent (2%) per annum plus the rate applicable to Floating Rate Advances for such day (or, in the case of a Reimbursement Obligation denominated in an Agreed Currency other than Dollars, at the rate determined by the LC Issuer in good faith to represent the LC Issuer’s cost of overnight or short- term funds in the applicable Agreed Currency plus the then effective Applicable Margin for Eurocurrency Advances). The Company agrees to indemnify the LC Issuer against any loss or expense determined by the LC Issuer in good faith to have resulted from any conversion pursuant to this Section 2.22(f)(ii) by reason of the inability of the LC Issuer to convert the Dollar Amount received from the Borrowers or from the Lenders, as applicable, into an amount in the applicable Agreed Currency of such Facility LC equal to the amount of such Reimbursement Obligation.

(iii)           The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from any Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.22(e).

(g)           Obligations Absolute. Each Borrower’s obligations under this Section 2.22 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC.  Each Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and such Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among such Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  Each Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon such Borrower and shall not put the LC Issuer or any Lender under any liability to such Borrower.  Nothing in this Section 2.22(g) is intended to limit the right of any Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.22(f)(i).

(h)       Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.22, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

(i)            Indemnification.  Each Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights any Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that no Borrower shall be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC, and provided further that the obligations of any Foreign Subsidiary Borrower under this Section 2.22(i) is limited to obligations in respect of any Facility LC issued for the account of such Foreign Subsidiary Borrower.  Nothing in this Section 2.22(i) is intended to limit the obligations of any Borrower under any other provision of this Agreement.

(j)            Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by a Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.22 or any action taken or omitted by such indemnitees hereunder.

(k)           Facility LC Collateral Account.  Each Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility LC issued for the account of such Borrower and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any such Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article 14, in the name of such Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 9.1.  Each Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations.  The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding 30 days.  Nothing in this Section 2.22(k) shall either obligate the Agent to require any Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 9.1.

(l)            Rights as a Lender.  In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

(m)         Existing Letters of Credit.  All Existing Letters of Credit issued shall be deemed (i) Facility LCs issued under this Agreement and shall be subject to the terms of this Agreement and (ii) issued on the Effective Date for purposes of determining fees payable hereunder.

Section 2.23         Market Disruption.  Notwithstanding the satisfaction of all conditions referred to in Article 2 and Article 4 with respect to any Credit Extension in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Credit Extension any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent, the Required Lenders and, if the requested Credit Extension is to be a Facility LC, the LC Issuer, make it impracticable for the Loans or Facility LC comprising such Credit Extension to be denominated in the Agreed Currency specified by a Borrower, then the Agent shall forthwith give notice thereof to such Borrower, the Lenders, and, if the requested Credit Extension is to be a Facility LC, the LC Issuer, and such Loans or Facility LC shall not be denominated in such Agreed Currency but shall, in the case of Loans, be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, or, in the case of a Facility LC, be issued in Dollars, in a face amount equal to the Dollar Amount of the face amount specified in the related notice of a request for issuance of such Facility LC received from a Borrower, unless in either case such Borrower notifies the Agent at least one Business Day before the Borrowing Date or date of issuance of such Facility LC that (i) it elects not to obtain such Credit Extension on such date or (ii) it elects to obtain such Credit Extension on such date in a different Agreed Currency, as the case may be, in which the denomination of such Credit Extension would in the opinion of the Agent, the Required Lenders and, if the requested Credit Extension is to be a Facility LC, the LC Issuer, be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice, Conversion/Continuation Notice or notice of a request for issuance of a Facility LC, as the case may be.

Section 2.24          Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main Chicago office on the Business Day preceding that on which final, non‑appealable judgment is given.  The obligations of each Borrower in respect of any sum due to any Lender, the LC Issuer or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, the LC Issuer or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, the LC Issuer or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender, the LC Issuer or the Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, the LC Issuer or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender, the LC Issuer or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender, the LC Issuer or the Agent, as the case may be, agrees to remit such excess to the applicable Borrower.

Section 2.25        Replacement of Lender. If (i) the Company is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 3.3 or if any Lender is a Defaulting Lender (any Lender so affected an “Affected Lender”), or (ii) if the Company has requested a modification or waiver that requires the consent of all Lenders under Section 9.2 and the Required Lenders have approved such request but one or more Lenders have not (each a “Non-Consenting Lender”), the Company may elect (if such amounts continue to be charged, such suspension is still effective or such Lenders continue to withhold their approval) to replace such Affected Lender or Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender or Non-Consenting Lender pursuant to an assignment substantially in the form of Exhibit A and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender or Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 13.1 applicable to assignments, and (ii) the Company shall pay to such Affected Lender or Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender or Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Affected Lender or Non-Consenting Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender or Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender(s).

Section 2.26          Collateral Security; Further Assurances.  (a)  To secure the payment when due of the Secured Obligations (subject to the Intercreditor Agreement), the Company shall execute and deliver, or cause to be executed and delivered, to the Collateral Agent, Collateral Documents granting or providing for the following:

(i)            Security Agreements granting a first priority, enforceable Lien and security interest, subject to the Liens permitted by this Agreement and subject to the sharing provisions to be contained in the Intercreditor Agreement, on all present and future accounts, chattel paper, commercial tort claims, deposit accounts, documents, farm products, fixtures, chattel paper, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights (as those terms are defined in the Illinois Uniform Commercial Code) and all other personal property of the Company and of each Guarantor that is a Domestic Subsidiary, subject to any exclusions described in the Intercreditor Agreement or approved by the Required Lenders.  Notwithstanding the foregoing, with respect to Liens granted by the Company or any such Guarantor on the Capital Stock of any Foreign Subsidiary such Lien (i) shall not exceed 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Company or any such Guarantor, (ii) shall be subject to the terms of Section 6.9(e), and (iii) shall not be required with respect to the Capital Stock of any Foreign Subsidiary organized under the laws of India or China unless required by the Agent or the Required Lenders.

(ii)           Mortgages granting a Lien on all present and future real property of the Company and of each Guarantor that is a Domestic Subsidiary to the extent such Liens are required by or on behalf of the Agent, the Required Lenders or any Senior Note Holder.

(iii)         Any other Collateral required under the Senior Note Purchase Documents.

(b)                As a condition to approval of any Foreign Subsidiary Borrower other than Modine Holding GmbH, the Agent may require such Foreign Subsidiary Borrower and each Foreign Subsidiary required to be a Guarantor with respect to such Foreign Subsidiary Borrower to execute and deliver, or cause to be executed and delivered, Collateral Documents requested by the Agent from each such Foreign Subsidiary Borrower and each of its Subsidiaries, granting a first priority, enforceable Lien and security interest, subject to the Liens permitted by this Agreement and securing the Obligations owing by such Foreign Subsidiary Borrower, on all present and future assets of such Foreign Subsidiary Borrower and each of its Subsidiaries.  Additionally, to the extent required by the Agent or the Required Lenders at any time after a Default has occurred or if the Agent determines that the Company will not incur a material tax liability as result of the following, the Company shall cause, to the extent legally permitted and to the extent not prohibited by a restriction permitted under Section 7.14 hereof, each other Foreign Subsidiary required by the Agent or the Required Lenders to execute and deliver such Collateral Documents requested by the Agent to grant a first priority (subject to the Liens permitted by this Agreement), enforceable Lien and security interest on all present and future assets of such Foreign Subsidiary securing the Obligations, Rate Management Obligations and Banking Services Obligations owing by each Foreign Subsidiary Borrower.

(c)                On or before the Effective Date or such later date agreed to by the Agent (provided that the Company shall use commercially reasonable efforts to complete such Collateral Documents as soon as practical, including without limitation such matters with respect to the existing pledges of 65% of the Capital Stock of Foreign Subsidiaries), the Company shall cause all Collateral Documents as reasonably requested by the Agent, in each case duly executed on behalf of the Company and the Guarantors, as the case may be, granting to the Lenders and the Agent the Collateral and support specified in Section 2.26 hereof, together with: (v) such resolutions, certificates and opinions of counsel as reasonably requested by the Agent; (w) the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Lenders or the Agent may deem necessary or appropriate with respect to the Collateral Documents, including the filing of financing statements, Mortgages and other filings which the Lenders or the Agent may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to the Lenders or the Agent thereunder, together with Uniform Commercial Code record searches and other Lien searches in such offices as the Lenders or the Agent may request; (x) evidence that the casualty and other insurance required pursuant to the Loan Documents is in full force and effect; (y) originals of all instruments and certificates representing all of the outstanding shares of Capital Stock and other securities and instruments to be pledged thereunder, with appropriate stock powers, endorsements and other powers duly executed in blank; and (z) such other evidence that Liens creating a first priority security interest, subject to the Intercreditor Agreement, in the Collateral shall have been created and perfected as requested by the Agent and the satisfaction of all other conditions in connection with the Collateral and the Collateral Documents as reasonably requested by the Agent, including without limitation all opinions of counsel, title work, surveys, environmental reports and other documents and requirements requested by the Agent, provided that it is acknowledged that the Agent is not requiring mortgagee title insurance, new surveys or new environmental reports at this time, but may require such items and shall require such other items in connection with the real estate as are required by the Noteholders.

(d)                The Company agrees that it will promptly notify the Agent of the formation, acquisition or existence of any Subsidiary that is required to be a Guarantor or the acquisition of any assets on which a Lien is required to be granted and that is not covered by existing Collateral Documents.  The Company agrees that it will promptly execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Agent, such additional Collateral Documents, Guaranties and other agreements, documents and instruments, each in form and substance satisfactory to the Agent, sufficient to grant the Guaranties and Liens contemplated by this Agreement and the Collateral Documents.  The Company shall deliver, and cause each Guarantor to deliver, to the Agent all original instruments payable to it with any endorsements thereto required by the Agent.  Additionally, the Company shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Agent, such certificates, legal opinions, lien searches, organizational and other charter documents, resolutions and other documents and agreements as the Agent may reasonably request in connection therewith.  The Company shall use its best efforts to cause each lessor of real property to it or any Subsidiary where any material Collateral is located to execute and deliver to the Agent an agreement in form and substance reasonably acceptable to the Agent duly executed on behalf of such lessor waiving any distraint, lien and similar rights with respect to any property subject to the Collateral Documents and agreeing to permit the Collateral Agent to enter such premises in connection therewith.  The Company shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the reasonable request of the Agent, such agreements and instruments evidencing any intercompany loans or other advances among the Company and its Subsidiaries, or any of them, and all such intercompany loans or other advances owing by any of the Borrowers or a Guarantor shall be, and are hereby made, subordinate and junior to the Secured Obligations and no payments may be made on such intercompany loans or other advances upon and during the continuance of a Default unless otherwise agreed to by the Required Lenders.

Section 2.27        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.6;

(b)               the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)                 if any Swing Line Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swing Line Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Outstanding Credit Exposures plus such Defaulting Lender’s Swing Line Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the LC Issuer only the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 9.1 for so long as such LC Exposure is outstanding;

(iii)          if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.22(d) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)         if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.6 and Section 2.22(d) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)          if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the LC Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.22(d) with respect to such Defaulting Lender’s LC Exposure shall be payable to the LC Issuer until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)                 so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.27(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Facility LC shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or the LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless the Swing Line Lender or the LC Issuer, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swing Line Lender or the LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Agent, the Company, the Swing Line Lender and the LC Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.28          Increase in Commitments.

(a)  Subject to the conditions set forth below, the Company may, upon at least ten (10) days (or such other period of time agreed to between the Agent and the Company) prior written notice to the Agent, increase the Aggregate Commitments from time to time, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Agent which shall not be unreasonably withheld) or by agreeing with an existing Lender that such Lender’s Commitment shall be increased (thus increasing the Aggregate Commitments); provided that:

(i)                   no Default or Unmatured Default shall have occurred and be continuing hereunder as of the effective date of such increase;

(ii)           The representations and warranties contained in Article 5 are true and correct as of the effective date of such increase in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

(iii)               the amount of each such increase in the Aggregate Commitments shall not be less than $5,000,000 (or such other minimum amount agreed to between the Agent and the Company), and shall not cause the Aggregate Commitments plus any New Credit Facilities to exceed $250,000,000;

(iv)               the Borrowers and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Agent, a lender addition and acknowledgement Agreement in form and substance satisfactory to the Agent (each such agreement, a “Lender Addition and Acknowledgment Agreement”) and acknowledged by the Agent and each Borrower;

(v)                 no existing Lender shall be obligated in any way to increase its Commitment;

(vi)               the Agent shall consent to such increase, which consent shall not be unreasonably withheld; and

(vii)             the Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Agent may reasonably request.

Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in a Lender Addition and Acknowledgement Agreement, such existing Lender shall have a Commitment as therein set forth or such other Lender shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder.  Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any note or notes, if requested, subject to such addition and assumption and the written consent to such addition and assumption, the Agent shall, if such Lender Addition and Acknowledgement Agreement has been completed and the other conditions described in this Section 2.28(a) have been satisfied: (x) accept such Lender Addition and Acknowledgement Agreement; (y) record the information contained therein in the Register; and (z) give prompt notice thereof to the Lenders and the Company and deliver to the Lenders a schedule reflecting the new Commitments.  The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loans and Letter of Credit such that, after giving effect thereto, all Outstanding Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. The Company shall make any payments under Section 3.4 resulting from such assignments.

(b)            Subject to the conditions set forth below, the Company may, upon at least ten (10) days (or such other period of time agreed to between the Agent and the Company) prior written notice to the Agent, request a new credit facility which is a revolving credit facility, a term loan or other credit facility (a “New Credit Facility”); provided that:

(i)                    no Default or Unmatured Default shall have occurred and be continuing hereunder as of the effective date of such increase;

(ii)                  the representations and warranties contained in Article 5 are true and correct as of the effective date of such increase in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

(iii)                 the amount of each such New Credit Facility shall not be less than $5,000,000 (or such other minimum amount agreed to between the Agent and the Company), and shall not cause the sum of (x) the Aggregate Commitments plus (y) the outstanding amount of any such New Credit Facility (and any other New Credit Facilities established under this Section 2.28(b)) to exceed $250,000,000;

(iv)                 the Borrowers and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Agent, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Agent and acknowledged by the Agent and each Borrower;

(v)                  no existing Lender shall be obligated in any way to make or participate in any New Credit Facility;

(vi)                the Agent shall consent to such increase, which consent shall not be unreasonably withheld;

(vii)              the Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Agent may reasonably request;

(viii) the interest rates and fees and Agreed Currencies and other terms applicable to the New Credit Facility shall be determined by the Agent, the Company, and the lenders thereunder;

(ix) the loans and other advances under such New Credit Facilities shall constitute Credit Extensions for all purposes of the Loan Documents;

(x) this Agreement and the other Loan Documents may be amended in a writing executed and delivered by the Company and the Agent to reflect any changes necessary to give effect to such New Credit Facility in accordance with its terms as set forth herein, which may include the addition of such New Credit Facility as a separate facility; and

(xi) such New Credit Facility is on the same terms and conditions as those set forth in this Agreement, except as set forth in clause (vii), (viii) and (x) above or to the extent satisfactory to the Agent and the Company.

ARTICLE 3

YIELD PROTECTION; TAXES
Section 3.1           Yield Protection.

(a)                 If any Change of Law:

(i)            subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) to any Lender or the LC Issuer in respect of its Eurocurrency Loans, Facility LCs or participations therein, or

(ii)           imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

(iii)         imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurocurrency Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro), or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurocurrency Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurocurrency Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro) or Commitment or of issuing or participating in Facility LCs, or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurocurrency Loans, Commitment or Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Company shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

(b)                Non-U.S. Reserve Costs or Fees.  If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive of any jurisdiction outside of the United States of America or any subdivision thereof (whether or not having the force of law), imposes or deems applicable any reserve requirement against or fee with respect to assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, or the LC Issuer, and the result of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, of making or maintaining its Eurocurrency Loans to, or of issuing or participating in Facility LCs upon the request of, or of making or maintaining its Commitment to, the Borrowers or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer in connection with such Eurocurrency Loans, Facility LCs or Commitment, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Company shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate it for such increased cost or reduction in amount received, provided that the Company shall not be required to compensate any Lender for such non-U.S. reserve costs or fees to the extent that an amount equal to such reserve costs or fees is received by such Lender as a result of the calculation of the interest rate applicable to Eurocurrency Advances pursuant to clause (i)(b) of the definition of “Eurocurrency Rate.”  In the case of Loans by a Lender from its Lending Installation in the United Kingdom, the Borrowers shall reimburse such Lender, promptly upon demand by such Lender and to the extent the Lender is not otherwise compensated for such amounts hereunder, for any mandatory costs of meeting mandatory capital reserve requirements and regulatory fees required by any regulatory bodies in the United Kingdom, including without limitation the Bank of England, the Financial Conduct Authority and the Prudential Regulation.

Section 3.2             Changes in Capital Adequacy Regulations.  If a Lender or the LC Issuer determines the amount of capital or liquidity required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change in Law, then, within 15 days of demand by such Lender or the LC Issuer, the Company shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy and liquidity).

Section 3.3             Availability of Types of Advances.  If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

Section 3.4             Funding Indemnification.  If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by a Borrower for any reason other than default by the Lenders, such Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

Section 3.5             Taxes.

(a)                 All payments by each Borrower to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Taxes from any such payment or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after the required deduction or withholding has been made (including deductions and withholdings applicable to additional sums payable under this Section 3.5) such applicable Recipient (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b)                 In addition, each Borrower hereby agrees to timely pay to the relevant Governmental Authority in accordance with applicable law, or, at the option of the Agent, timely reimburse it for, Other Taxes. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to the provisions of this Section 3.5, the Borrower shall furnish to the Agent the original or a certified copy of a receipt of a Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(c)                Each Borrower hereby, jointly and severally, agrees to indemnify each Recipient for the full amount of any Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or relating thereto, whether or not such Indemnified Tax were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Payments due under this indemnification shall be made within 30 days of the date the Recipient makes demand therefor pursuant to Section 3.6.

(d)                Each Lender shall severally indemnify the Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 13.1(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e)                 (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2)  executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)                  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f)  (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)                Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Obligations and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)                For purposes of this Section 3.5, the term “Lender” includes any LC Issuer and the term “applicable law” includes FATCA.

Section 3.6             Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Company of such written statement.  The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1            Conditions to the Effective Date.  The Effective Date shall not occur unless the Company has furnished to the Agent the following, each in form and substance satisfactory to the Lenders and with sufficient copies for the Lenders:

(a)               Copies of the articles or certificate of incorporation of the Company and each Guarantor, together with all amendments, and a certificate of status, each certified by the appropriate governmental officer in their jurisdiction of incorporation.

(b)                Copies, certified by the Secretary or Assistant Secretary of the Company and each Guarantor, of their by‑laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Company and each Guarantor is a party.

(c)                An incumbency certificate, executed by the Secretary or Assistant Secretary of the Company and each Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Company and each Guarantor authorized to sign the Loan Documents to which the Company and each Guarantor is a party, upon which certificate the Agent, the LC Issuer and the Lenders shall be entitled to rely until informed of any change in writing by the Company.

(d)                A certificate, signed by an Authorized Officer of the Company, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

(e)                 A written opinion of the Company’s counsel, addressed to the Agent, the Lenders and the LC Issuer and in form and substance reasonably acceptable to the Agent.

(f)                 All Collateral Documents requested by the Agent, in each case duly executed on behalf of all parties thereto, or a confirmation pursuant to any consent, confirmation or amendment of certain of the existing Collateral Documents executed pursuant to the Original Credit Agreement, as determined by the Agent, granting to the Lenders and the Agent the Collateral and support intended to be provided pursuant to Section 2.26, together with such other agreements and documents, and the satisfaction of such other conditions as may be required by the Agent in connection therewith, including any title date down endorsements required by the Agent and a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each property covered by an existing Mortgage and in the event any property covered by an existing Mortgage is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, (A) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Company and (B) evidence of flood insurance, with a financially sound and reputable insurer, naming the Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Agent and evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Agent.

(g)                A Fourth Amendment to the Senior Note Purchase Agreement shall be effective simultaneously with this Agreement and conforming all covenants and defaults thereunder to the covenants and defaults hereunder and otherwise in form and substance satisfactory to the Agent.

(h)                Such other agreements and documents, and the satisfaction of such other conditions, as may be required by the Agent.

Section 4.2             Each Credit Extension.  The Lenders shall not (except as otherwise set forth in Section 2.2(e) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

(a)                There exists no Default or Unmatured Default.

(b)                The representations and warranties contained in Article 5 are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

Each Borrowing Notice, request for issuance of a Facility LC, or Swing Line Borrowing Notice, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Company that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

Section 4.3            Conditions to Initial Borrowing by each Foreign Subsidiary Borrower.  The Lenders shall not (except as otherwise set forth in Section 2.2(e) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension to any Foreign Subsidiary Borrower unless prior to or concurrently with the making of such extension of credit on the Foreign Subsidiary Borrower Closing Date applicable to such Foreign Subsidiary Borrower, each of the following conditions precedent shall be satisfied:

(a)                 With respect to Modine Holding GmbH, the Agent shall have received:

(i)            a Joinder Agreement executed and delivered by the Company, Modine Holding GmbH, and the Agent, providing for Modine Holding GmbH to become a Foreign Subsidiary Borrower,

(ii)           a Guaranty from the Company, and an acknowledgement of the existing Guaranty by each Domestic Subsidiary that is a Guarantor, together with such resolutions, opinions and other documents requested by the Agent in connection therewith,

(iii)         a certificate of Modine Holding GmbH, in form and substance satisfactory to the Agent, with appropriate attachments, including corporate or other applicable resolutions, other corporate or other applicable documents and certificates in respect of Modine Holding GmbH,

(iv)         a legal opinion from counsel to Modine Holding GmbH in form and substance reasonably satisfactory to the Agent, and

(v)          such other documents with respect to Modine Holding GmbH as the Agent shall reasonably request.

(b)                With respect to any other Foreign Subsidiary, the Agent shall have approved such Foreign Subsidiary as a Foreign Subsidiary Borrower hereunder, and the Agent shall have received:

(i)            a Joinder Agreement executed and delivered by the Company, the applicable Foreign Subsidiary and the Agent, providing for such Foreign Subsidiary to become a Foreign Subsidiary Borrower,

(ii)           a Guaranty from the Company and from such Subsidiaries as may be required hereunder that guarantee the Secured Obligations of such Foreign Subsidiary as a Foreign Subsidiary Borrower, together with such resolutions, opinions and other documents requested by the Agent in connection therewith,

(iii)         a certificate of such Foreign Subsidiary, dated the applicable Foreign Subsidiary Borrower Closing Date, in form and substance satisfactory to the Agent, with appropriate attachments, including corporate or other applicable resolutions, other corporate or other applicable documents and certificates in respect of such Foreign Subsidiary substantially equivalent to comparable documents delivered on the Effective Date,

(iv)         a legal opinion from counsel to such Foreign Subsidiary in form and substance reasonably satisfactory to the Agent, and

(v)          such other documents with respect to such Foreign Subsidiary as the Agent shall reasonably request.

Section 4.4            Conditions to each Borrowing by each Foreign Subsidiary Borrower.  The Lenders shall not (except as otherwise set forth in Section 2.2(e) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension to any Foreign Subsidiary Borrower unless on the applicable Credit Extension Date:

(a)                The obligations of such Foreign Subsidiary Borrower under this Agreement, when executed and delivered by such Foreign Subsidiary Borrower, will rank at least pari passu with all unsecured Indebtedness of such Foreign Subsidiary Borrower.

(b)                The assets of such Foreign Subsidiary Borrower shall be available without material limitation to satisfy the Foreign Subsidiary Borrower Obligations of such Foreign Subsidiary Borrower under laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing.

(c)                This Agreement is in proper legal form under the law of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Foreign Subsidiary Borrower under the law of such jurisdiction. No recordation, filing or registration, and no payment of any charge or tax is necessary under the law of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or for the enforcement hereof or thereof against such Foreign Subsidiary Borrower under the law of such jurisdiction or such recordation, filing or registration has been made and is in full force and effect or such charge or tax paid.

(d)                The execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date; provided that any notification or authorization described in immediately preceding clause (ii) shall be made or obtained as soon as is reasonably practicable.

(e)                Each borrowing by any Foreign Subsidiary Borrower hereunder shall constitute a representation and warranty by each of the Company and such Foreign Subsidiary Borrower as of the date of such borrowing or such issuance that the conditions contained in this Section 4.4 have been satisfied.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders that:

Section 5.1             Corporate Existence and Power.  The Company (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, (b) is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and (c) has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except, in the case of subsections (b) and (c), where the failure to do so would not have a Material Adverse Effect.  Each Foreign Subsidiary Borrower incorporated in an EU jurisdiction represents and warrants to the Lenders that its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is in its jurisdiction of incorporation and it has no establishment (as that term is used in Article 2(h) of the Insolvency Regulation) in any other jurisdiction.

Section 5.2            Authorization.  The execution, delivery and performance by each Borrower and Guarantor of the Loan Documents to which they are party (a) are within their corporate and other required powers and (b) have been duly authorized by all necessary corporate and other required action.

Section 5.3             Binding Effect.  This Agreement constitutes a valid and binding agreement of the Borrowers enforceable in accordance with its terms, and each other Loan Document, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of each of the Borrowers and the Guarantors that is a party to such Loan Document, enforceable in accordance with such Loan Document’s terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

Section 5.4             No Conflict; Government Consent.  Neither the execution and delivery by each of the Borrowers and the Guarantors of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or (b) the Company’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by‑laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any of its Subsidiaries, is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrowers of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

Section 5.5             Financial Statements; Material Adverse Change.

(a)                 The consolidated financial statements of the Company and its Subsidiaries as of March 31, 2013 reported on by PricewaterhouseCoopers LLP heretofore delivered to the Lenders, were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

(b)                Since March 31, 2013, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 5.6             Litigation and Contingent Obligations.  Except as disclosed in Schedule 5.6, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending, or to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Company has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.5, other than guaranties by any Subsidiary of another Subsidiary’s obligations permitted hereunder.

Section 5.7             Compliance with ERISA.

(a)                The Company and each member of the Controlled Group (excluding Foreign Subsidiaries of the Company) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC.

(b)                No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Each Plan complies in all material respects with all applicable requirements of law and regulations, neither the Company nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

(c)                Neither the Company nor any member of the Controlled Group (excluding Foreign Subsidiaries of the Company) is or ever has been obligated to contribute to any Multiemployer Plan.

(d)                Each Foreign Subsidiary of the Company:  (i) has fulfilled its funding obligations under any and all applicable laws, regulations and similar requirements of governmental authorities with respect to each employee benefit or pension plan; (ii) is in compliance in all material respects with the presently applicable provisions of such laws, regulations and requirements; and (iii) except as disclosed in the financial statements referred to in Section 5.5, has not incurred any material liability, indebtedness or obligation under or in connection with any employee benefit or pension plan.

Section 5.8  Taxes. There have been filed on behalf of the Company and its Subsidiaries all federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Company or any Subsidiary have been paid, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are adequate. United States income tax returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service through the Fiscal Year ended March 31, 2007. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

Section 5.9             Subsidiaries.   Schedule 5.9 contains an accurate list of all Subsidiaries of the Company as of the Effective Date, setting forth their respective jurisdictions and forms of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable, except, with respect to Subsidiaries organized under Wisconsin Law, to the extent that personal liability may be imposed upon the shareholders pursuant to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted.  Each of the Company’s Subsidiaries is a corporation or other organization duly organized, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary (except where the failure to do so would not have a Material Adverse Effect), and has all corporate or organization powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted (except where the failure to do so would not have a Material Adverse Effect).

Section 5.10          Not an Investment Company.  Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.11          Ownership of Property; Liens.  Each of the Company and its Subsidiaries has good title, free of all Liens other than Liens permitted under Section 7.4, to all of the Property and assets reflected as owned by the Company and its Subsidiaries in the Company’s most recent consolidated financial statements provided to the Agent, and such Property and assets are sufficient for the conduct of its business.

Section 5.12          Material Agreements; Default.  Neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its Property is bound (x) which default could reasonably be expected to have a Material Adverse Effect or (y) which agreement, instrument or undertaking evidences or governs Indebtedness.  No Default or Unmatured Default has occurred and is continuing.

Section 5.13          Full Disclosure.  No information, exhibit or report furnished by the Company or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.  The Company has disclosed to the Lenders in writing any and all facts which may (to the extent the Company can now reasonably foresee) have a Material Adverse Effect.

Section 5.14          Environmental Matters.  In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company due to Environmental Laws.  On the basis of this consideration, the Company has concluded that potential risks and liabilities accruing to the Company and its Subsidiaries due to Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non‑compliance or remedial action could reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Schedule 5.14(a) hereto and by this reference made a part hereof: neither the Company nor any Subsidiary has been designated as a potentially responsible party under CERCLA or any other Environmental Law, and none of the Company’s Property has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.  No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, managed at, or shipped or transported to or from any Property of the Company or any Subsidiary or are otherwise present at, on, in or under any such Property, or, to the best of the knowledge of the Company, at or from any adjacent site or facility, except for Hazardous Materials disclosed on Schedule 5.14(b) hereto and by this reference made a part hereof, and such Hazardous Materials are produced, manufactured, processed, generated, stored, disposed of, and managed in the ordinary course of business in compliance with all applicable Environmental Laws

Section 5.15          Insolvency.  After giving effect to the execution and delivery of the Loan Documents and the making of the Credit Extensions under this Agreement, neither the Company nor any Subsidiary will be “insolvent,” within the meaning of such terms as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers or conveyances, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction whether current or contemplated.

Section 5.16          Compliance with Laws; Sanctions and Regulations.  The Company, each of its Subsidiaries and each member of the Controlled Group has complied with all applicable laws (including but not limited to ERISA), regulations, rules, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property (including but not limited to PBGC), except where any failure to comply with any of the foregoing could not, alone or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 5.17          Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

Section 5.18          Insurance.  The Company and each of its Subsidiaries maintains (either in the name of the Company or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

Section 5.19          Plan Assets; Prohibited Transactions.  The Company is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), the Company is an “operating company” as defined in 29 C.F.R. § 2510-101(c), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Section 5.20          Senior Note Debt.  As of the Effective Date, the outstanding principal balance of the Senior Note Debt is $125,000,000 and all Senior Note Purchase Documents have been delivered to the Lenders prior to the Effective Date.  There is no event of default or event or condition which would become an event of default with notice or lapse of time or both, under any Senior Note Purchase Document.

ARTICLE 6

AFFIRMATIVE COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

Section 6.1             Information. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and deliver to the Lenders:

(a)                within 90 days after the close of each of its Fiscal Years, an audit report (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) certified by PricewaterhouseCoopers LLP or other independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof;

(b)                within 45 days after the close of the first three quarterly periods of each of its Fiscal Years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss statements and a statement of cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by an Authorized Officer;

(c)                 within 90 days after the close of each of its Fiscal Years and within 45 days after the close of the first three quarterly periods of each of its Fiscal Years, a certificate in the form of Exhibit E attached hereto of an Authorized Officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 7.7 on the date of such financial statements and (ii) stating whether any Default or Unmatured Default exists on the date of such certificate and, if any Default or Unmatured Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d)                within five Business Days after the Company becomes aware of the occurrence of any Default or Unmatured Default or of the occurrence of any other development, financial or otherwise, that could reasonably be expected to have a Material Adverse Effect, a certificate of an Authorized Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(e)                promptly after becoming aware thereof, notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(f)                 promptly upon the execution and delivery thereof, notice of any waiver, consent, modification or amendment of or to the Senior Note Purchase Agreement, together with a copy of the documentation relating thereto;

(g)               simultaneously with their delivery to any Senior Note Holders, such projections, financial information and other reporting items delivered to any of the Senior Note Holders or their representatives pursuant to any Senior Note Purchase Document;

(h)                promptly upon receipt thereof, any notice received from any Senior Note Holder or agent or trustee therefor and any notice that the Company or any of its Subsidiaries is subject to any investigation of any kind by any governmental entity or stock exchange (excluding any routine or other matters not reasonably expected to have a Material Adverse Effect);

(i)                  promptly after becoming aware thereof, notice of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Company or any of its Subsidiaries and reasonably likely to have a Material Adverse Effect; and

(j)                 such other information (including non‑financial information) as the Agent or any Lender may from time to time reasonably request.

Notwithstanding the above, (i) if any report or other information required under this Section 6.1 is due on a day that is not a Business Day, then such report or other information shall be required to be delivered on the first day after such day that is a Business Day, and (ii) documents required to be delivered pursuant to clauses (a) and (b) of this Section 6.1 shall be satisfied if the Company has timely filed its Form 10-K or Form 10-Q, as the case may be, for the applicable period with the SEC; provided , that (x) such Form 10-K or Form 10-Q, as the case may be, is publicly available on the SEC’s website (or a similar website) within the time periods required by clauses (a) and (b) of this Section 6.1, and (y) if requested by the Agent, the Company shall notify (which may be by facsimile or electronic mail) the Agent of the filing of any such Form 10-K or Form 10-Q.  Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies or PDF of the compliance certificates required by clause (c) of this Section 6.1 to the Agent.

Section 6.2  Inspection of Property, Books and Records. The Company will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to visit and inspect their respective properties in order to: (a) examine and make abstracts from any of their respective books and records; and (b) to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Company agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired. Without limiting the foregoing, the Agent may conduct, at the Company’s expense, such audits and field examinations of the assets of the Company and its Subsidiaries during normal business hours on reasonable notice and with reasonable frequency, all as determined by the Agent, provided that, if no Default exists, the Company shall not be liable for the expenses of more than one such audit and field examination per calendar year. The Company further agrees to conduct such periodic teleconferences with the Agent and the Lenders and their respective advisors as reasonably requested by the Agent.

Section 6.3                Maintenance of Existence.  Except for transactions permitted by Section 7.6, the Company shall, and shall cause each Subsidiary to, remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation or (in the case of the Subsidiaries) other form of organization in its jurisdiction of incorporation or organization, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained. The Company will cause each Subsidiary incorporated in an EU jurisdiction to cause its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) to be situated solely in its jurisdiction of incorporation and not to have an establishment (as that term is used in Article 2(h) of the Insolvency Regulation) situated outside its jurisdiction of incorporation.

Section 6.4                Use of Proceeds.  Each Borrower will use the proceeds of the Credit Extensions solely for general corporate purposes.  No portion of the proceeds of the Credit Extensions will be used by the Company, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” (as defined in Regulation U), or for any purpose in violation of any applicable law or regulation.  None of the funds or assets of the Borrowers that are used to pay any amount due pursuant to the of the Credit Extensions shall constitute funds obtained from transactions with or relating to Designated Persons or Sanctioned Countries in any manner that would violate Sanctions or any other applicable laws, regulations, rules, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof.  The Borrowers will not request any Credit Extension, and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in any manner that would violate Sanctions or any other applicable laws, regulations, rules, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, or (C)  in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.5               Compliance with Laws; Payment of Taxes and Other Claims.  The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where the failure to do so would not have a Material Adverse Effect.  Without limitation of the foregoing, the Company will, and will cause each of its Subsidiaries to, not be a Person described in Section 1 of the Anti-Terrorism Order, and not engage in any dealings or transactions, or otherwise be associated, with any such Person, and will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with  Anti-Corruption Laws and applicable Sanctions.  The Company will, and will cause each of its Subsidiaries to, (x) timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments, governmental charges and levies upon it or its income, profits or Property and (y) pay when due all claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Company or any Subsidiary; except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

Section 6.6              Insurance.  The Company will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Company or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as is consistent with sound business practice, and the Company will furnish to any Lender upon request full information as to the insurance carried.

Section 6.7                Change in Fiscal Year.  The Company will not change its Fiscal Year (including any of its Fiscal Quarters) without (a) providing the Lenders with prior written notice of such change; and (b) executing and delivering to the Lenders, prior to such change, such amendments to this Agreement and the other Loan Documents as the Lenders may reasonably deem necessary and appropriate as a result of such change in Fiscal Year.

Section 6.8                Maintenance of Property.  The Company will, and will cause each Subsidiary to, maintain all of its Property and assets in good condition, repair and working order, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

Section 6.9             Guaranties.  (a)  The Company will cause each Domestic Subsidiary that delivers a guarantee, or otherwise incurs a Contingent Obligation, to any Person (other than to another Subsidiary or the Company) in respect of any Material Indebtedness to concurrently execute and deliver to the Agent a Guaranty with respect to all Obligations, Rate Management Obligations and Banking Services Obligations, if requested by the Agent and subject to the exceptions set forth in Section 6.9(e).  The Company will cause each Subsidiary of any Foreign Subsidiary Borrower, other than Modine Holding GmbH, to execute and deliver to the Agent a Guaranty with respect to all Obligations, Rate Management Obligations (subject to the proviso in the definition of Secured Obligations) and Banking Services Obligations of such Foreign Subsidiary Borrower, solely to the extent that (i) such Subsidiary is legally permitted to do so, (ii) is not rendered insolvent by such Guaranty, (iii) such Guaranty will not result in a material tax consequence or a default under any other debt agreement of the Company or its Subsidiaries, (iv) the cost of obtaining such Guaranty justifies the benefits to the Lenders from obtaining such Guaranty as determined by the Agent, and (v) the Company and the Agent do not otherwise determine to exclude such Subsidiary from this Guaranty requirement.

(b)                The Company will cause each Subsidiary required to deliver a Guaranty hereunder, to also deliver, together with the delivery of such Guaranty, such other documents, opinions and information as the Agent may require regarding such Subsidiary and the enforceability of such Guaranty.

(c)                The Lenders acknowledge and agree that the Agent may discharge and release any Subsidiary from a Guaranty to which it is a party pursuant to the written request of the Company, provided that (i) such Guarantor has been, or is being simultaneously, released and discharged as an obligor and guarantor under and in respect of all Material Indebtedness and the Company so certifies to the Lenders in a certificate which accompanies such request for release and discharge, (ii) such Guaranty is not required under Section 6.9(a) and (iii) at the time of such release and discharge, the Company shall deliver a certificate to the Agent the effect that no Default or Unmatured Default exists.

(d)                 The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company or of any Subsidiary as consideration for or as an inducement to the entering into by any such creditor of any release or discharge of any Guarantor with respect to any liability of such Guarantor as an obligor or guarantor under or in respect of Material Indebtedness, unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the Lenders.

(e)                Notwithstanding the foregoing, the Company shall not be obligated to cause certain Domestic Subsidiaries to deliver the Guaranties required under this Section 6.9 or cause the pledge of the Capital Stock of certain Foreign Subsidiaries to the extent that all such Domestic Subsidiaries that have not delivered the Guaranties required under this Section 6.9 and all such Foreign Subsidiaries (excluding all Foreign Subsidiaries organized under the laws of India or China) that do not have 65% or more of their Capital Stock pledged under Section 2.26(a)(i) would not constitute a Significant Subsidiary if considered as one Subsidiary.  In making such determination under this Section 6.9(e), the assets or income of any Subsidiary shall be determined using the consolidated assets and income of such Subsidiary and its subsidiaries.

Section 6.10           General Indemnity.  The Company will at all times protect, indemnify and save harmless the Collateral Agent, each Lender and each of their respective officers, directors, employees, agents and representatives (referred to herein as the “Indemnitees”) from and against all liabilities, obligations, claims, judgments, damages, penalties, fines, assessments, losses, indemnities, contributions, causes of action, costs and expenses (including, without limitation, the fees and expenses of attorneys, auditors and consultants) imposed upon or incurred by or asserted against the Indemnitees on account of (a) any failure of the Company or any Subsidiary or any employee or agent of any thereof to comply with any of the terms, covenants, obligations or prohibitions of this Agreement or any other Financing Document (as defined in the Intercreditor Agreement), (b) any breach of any representation or warranty of the Company or any Subsidiary set forth in this Agreement or in any other Financing Document or any certificate delivered by the Company or any Subsidiary pursuant hereto or thereto, or any claim that any statement, representation or warranty of the Company or any Subsidiary in any of the foregoing documents contains or contained any untrue or misleading statement of material fact or omits or omitted to state any material facts necessary to make the statements made therein not misleading in light of the circumstances under which they were made, (c) any action, suit, claim, proceeding or investigation of a judicial, legislative, administrative or regulatory nature arising from or in connection with the Collateral, including without limitation (1) the presence, escape, seepage, leakage, discharge, emission, release, removal or threatened release, or disposal of any Hazardous Materials and (2) any violation of any law, ordinance or governmental rules or regulations including without limitation any Environmental Law, (d) any suit, action, administrative proceeding, enforcement action, or governmental or private action of any kind whatsoever commenced against the Company, any Subsidiary or any Indemnitee which might adversely affect the validity or enforceability of this Agreement or any other Financing Document or the performance by the Company or any Subsidiary of any of its obligations hereunder or thereunder or (e) any loss or damage to property or any injury to or death of any Person that may be occasioned by any cause whatsoever pertaining to any Collateral or the use thereof, and shall further indemnify and save harmless the Indemnitees from and against (1) all amounts paid in settlement of any litigation commenced or reasonably threatened against any Indemnitee that falls within the scope of clauses (a) through (e) above, and (2) all expenses reasonably incurred in the investigation of, preparation for or defense of any litigation, proceeding or investigation of any nature whatsoever that falls within the scope of clauses (a) through (e) above, commenced or reasonably threatened against the Company, any Subsidiary or any Indemnitee.

Section 6.11           Most Favored Lender Status.  If the Company enters into, assumes or otherwise is or becomes bound or obligated under, or amends, restates or otherwise modifies, any agreement creating or evidencing any Material Indebtedness of the Company, or any refinancing or extension of all or any portion thereof (including without limitation all Senior Note Purchase Documents in existence on the date hereof and as amended or modified from time to time), to include one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the Lenders, be deemed to be amended automatically and immediately to include each Additional Covenant and each Additional Default contained in such agreement.  The Company further covenants to promptly execute and deliver at its expense (including the fees and expenses of counsel for the Agent) an amendment to this Agreement in form and substance satisfactory to the Required Lenders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 6.11, but shall merely be for the convenience of the parties hereto.

ARTICLE 7

NEGATIVE COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

Section 7.1                            Restricted Payments.  The Company will not issue any Disqualified Stock.  The Company will not, nor will it permit any Subsidiary to, declare or make any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay Restricted Payments to the Company and to Wholly-Owned Subsidiaries of the Company, and (c) the Company may make any other Restricted Payment so long as (i) no Default or Unmatured Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect) thereto and (ii) the aggregate amount of all Restricted Payments during any Fiscal Year shall not exceed, in the aggregate, the following amounts:

If the Leverage Ratio	Fiscal Year	Aggregate Amount of Restricted Payments for such Fiscal Year
≥ 3.0:1.0	All Fiscal Years	$15,000,000
< 3.0:1.0	All Fiscal Years	No Limit

In determining whether Restricted Payments may be made at any time, the Leverage Ratio shall be determined as of the most recently ended Fiscal Quarter of the Company (after giving pro forma effect to such Restricted Payments). Notwithstanding the above, if the Leverage Ratio is greater than or equal to 3.0:1.0 as of the end of any Fiscal Year and the aggregate amount of Restricted Payments exceeded $15,000,000 for such Fiscal Year, then the amount of permitted Restricted Payments for the subsequent Fiscal Year (but not for any Fiscal Year after such subsequent Fiscal Year) shall be reduced by such excess, provided that such amount shall not be reduced to less than $250,000.

Section 7.2                 Loans or Advances.  Neither the Company nor any of its Subsidiaries shall make loans or advances to any Person except:

(a)                 deposits required by government agencies or public utilities;

(b)                 loans or advances from any Foreign Subsidiaries to the Company or any Guarantor, provided that such loans and advances are evidenced by documents satisfactory to the Agent and are subordinated to all Secured Obligations on terms and by agreements satisfactory to the Agent;

(c)                 loans and advances between the Company and the Guarantors that are Domestic Subsidiaries;

(d)                loans and advances between members of the Modine Holding Consolidated Group;
3

(e)                other loans and advances between Foreign Subsidiaries, provided that such loans and advances are (i) evidenced by documents satisfactory to the Agent and (ii) if such loans and advances are owing by a Foreign Subsidiary Borrower or any Foreign Subsidiary guaranteeing the Obligations of such Foreign Subsidiary Borrower, subordinated to all Obligations, Rate Management Obligations and Banking Services Obligations owing by such Foreign Subsidiary Borrower on terms and by agreements satisfactory to the Agent; and

(f)                 other loans and advances made in the ordinary course of business or otherwise to facilitate transactions permitted under this Agreement not exceeding $130,000,000 in the aggregate at any time outstanding, provided that (i) not more than $100,000,000 of such $130,000,000 may be owing by Foreign Subsidiaries that do not have 65% or more of their Capital Stock pledged under Section 2.26(a)(i), and (ii) after giving effect to the making of any such loans or advances no Default or Unmatured Default shall have occurred and be continuing.  For purposes hereof, Foreign Subsidiaries organized under the laws of India or China shall be deemed to be Foreign Subsidiaries that do not have 65% or more of their Capital Stock pledged under Section 2.26(a)(i).
Section 7.3              Investments and Acquisitions.

(a)                 The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)            Cash Equivalent Investments;

(ii)            (x) Existing Investments in Subsidiaries as of the Effective Date, but no increase in the amount thereof, (y) other Investments described in Schedule 7.3, but no increase in the original cash investment amount thereof, as reduced from time to time, and (z) additional Investments in Subsidiaries to the extent permitted under another clause of this Section 7.3(a) or under Section 7.3(b);

(iii)          Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction and to the extent required in connection with such Qualified Receivables Transaction;

(iv)          Rate Management Transactions permitted by Section 7.9 and guaranties by the Company and its Subsidiaries of such Rate Management Obligations;

(v)            Loans and advances permitted by Section 7.2;

(vi)          The creation of any new Domestic Subsidiaries that become Guarantors and any Investments therein or in any other Domestic Subsidiary that is a Guarantor;

(vii)        The creation of any new Subsidiaries of Modine Holding GmbH and any Investments therein or in any other member of the Modine Holding Consolidated Group, provided that all such Investments are made solely by another member of the Modine Holding Consolidated Group;

(viii)       The creation of any other new Foreign Subsidiaries not permitted above and that are not Subsidiaries of Modine Holding GmbH and any Investments therein, provided that all such Investments are permitted under Section 7.3(b);

(ix)           Permitted Acquisitions; and

(x)            Investments in Foreign Subsidiaries organized under the laws of the People’s Republic of China (“PRC”) solely to the extent required under any guaranty permitted under Section 7.5(j) hereof as may be necessary to ensure that the difference between (a) such Subsidiary’s registered capital and (b) the total investment in such Subsidiary that is approved by the government of the PRC, as stated in the applicable Approval Certificate for Establishment of Enterprises with Foreign Investment in the PRC, is sufficient to cover all sums that the beneficiary of such guaranty is demanding or could demand under such guaranty if such Subsidiary were in default under any of the guaranteed obligations; provided that concurrently with, or from the proceeds of, such Investment, the Company shall cause such Subsidiary to repay in full such guaranteed obligations.

(b)                The Company and its Subsidiaries may make other Investments, provided that: (i) no Default or Unmatured Default exists at the time such Investment is made or would be caused thereby, and (ii) the aggregate amount of all such Investments plus the Acquisition Consideration paid or incurred in respect of Permitted Acquisitions in any Fiscal Year: (x) shall not exceed $50,000,000 if the pro forma Leverage Ratio after giving effect to such Investment or Acquisition is greater than or equal to 3.0:1.0; or (y) shall not be limited if the pro forma Leverage Ratio after giving effect to such Investment or Acquisition is less than 3.0:1.0.

Section 7.4                 Negative Pledge.  The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Lien in, of or on any of the Property of the Company or any of its Subsidiaries, except for:

(a)                Permitted Encumbrances;

(b)                any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 7.4, provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, as reduced from time to time;

(c)                Liens in favor of the Collateral Agent securing the Secured Obligations and subject to the Intercreditor Agreement;

(d)                Liens in favor of the Agent securing the Obligations;

(e)                any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided  that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)                 Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction, Off-Balance Sheet Liability or a Supply Chain Finance Program permitted hereunder,

(g)               to the extent such transactions create a Lien thereunder, liens in favor of lessors securing Operating Leases or Permitted Sale and Leaseback Transactions on the asset subject to such Operating Lease or Permitted Sale and Leaseback Transaction;

(h)               Liens created after the date hereof by conditional sale or other title retention agreements (including Capitalized Leases) or in connection with purchase money Indebtedness with respect to equipment and fixtures acquired by the Company or its Subsidiaries in the ordinary course of business, involving the incurrence of an aggregate amount of Indebtedness of no more than $10,000,000 outstanding at any time for all such Liens (provided that such Liens attach only to the assets financed and such Indebtedness is incurred within 30 days following such purchase and does not exceed 100% of the purchase price of the subject assets);

(i)                  Liens on up to $10,000,000 of cash or cash equivalents to secure Rate Management Obligations; and

(j)                  in addition to Liens otherwise described in clauses (a) through (i) above, Liens securing an aggregate amount of Indebtedness outstanding at any time of no more than $20,000,000.

Any Indebtedness described above is not in addition to Indebtedness permitted under Section 7.5, and any Indebtedness of the Company or any of its Subsidiaries must be in compliance with Section 7.5.

Section 7.5                 Indebtedness.  The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)                 The Loans and the Reimbursement Obligations.

(b)                Intercompany Indebtedness among the Company and its Subsidiaries to the extent permitted under Section 7.3, provided that any such Indebtedness owing by the Company or any Guarantor to any Subsidiary (other than a Guarantor) are evidenced by documents satisfactory to the Agent and are subordinated to all Secured Obligations on terms and by agreements satisfactory to the Agent (which terms shall permit scheduled principal and interest payments so long as no Default or Unmatured Default exists at the time of, or would be caused by, any such payment and the Leverage Ratio immediately before and after giving effect to any such payment the Leverage Ratio is 3.0:1.0 or less).

(c)                 the Senior Note Debt in aggregate principal amount not to exceed $150,000,000, as reduced from time to time.

(d)                Receivables/Factoring/SCF Indebtedness not to exceed $100,000,000 in aggregate principal amount outstanding at any time, if no Default or Unmatured Default exists at the time of, or would be caused by, the incurrence of any such Indebtedness.

(e)                Subordinated Debt, if no Default or Unmatured Default exists at the time of, or would be caused by, the incurrence of any such Subordinated Debt.

(f)                  Indebtedness assumed in connection with a Permitted Acquisition.

(g)                 Indebtedness of Foreign Subsidiaries, provided that (i) the aggregate outstanding amount of all Indebtedness of all Foreign Subsidiaries (excluding any Indebtedness permitted under any other subsection of this Section 7.5, Rate Management Obligations, and Banking Services Obligations) shall not at any time exceed a Dollar Amount of $100,000,000, and (ii) no Default or Unmatured Default exists at the time of, or would be caused by, the incurrence of any such Indebtedness.

(h)                Indebtedness, in addition to other Indebtedness permitted pursuant to other subsections of this Section 7.5, in an aggregate amount at any time outstanding not to exceed $15,000,000, if no Default or Unmatured Default exists at the time of, or would be caused by, the incurrence of any such Indebtedness.

(i)                   Indebtedness consisting of Rate Management Obligations permitted under Section 7.3(a)(iv) and Section 7.9 hereof and Indebtedness arising in connection with Banking Services Obligations.

(j)                 Indebtedness, in addition to other Indebtedness permitted pursuant to other subsections of this Section 7.5, consisting of Contingent Obligations of the Company with respect to Indebtedness of its Subsidiaries permitted under the above clauses (g), (h) or (i) of this Section 7.5, provided that (1) no Default or Unmatured Default shall exist at the time of, or would be caused by, the incurrence of any such Contingent Obligations and (2) the aggregate maximum amount of such Contingent Obligations with respect to Indebtedness of its Subsidiaries permitted under the above clauses (g) or (h) of this Section 7.5 at any time outstanding (based on the maximum amount of such Contingent Obligations, net of any cash collateral or letter of credit provided with respect to such Contingent Obligations or the related Indebtedness) shall not exceed $100,000,000.

(k)                 Indebtedness under the following Sale and Leaseback Transactions: (i) Sale and Leaseback Transactions existing as of the Effective Date where the liability is less than $10,000,000 in the aggregate, (ii) the Sale and Leaseback Transaction with respect to the Company’s facility located in Kottingbrunn, Austria in an amount not to exceed €20,000,000, and (iii) other Sale and Leaseback Transactions entered into after the Effective Date where the liability is less than $50,000,000 in the aggregate (in each case as determined by aggregating the present value, applying an appropriate discount rate from the date on which each fixed lease payment is due under such lease to such date of determination) for all such Sale and Leaseback Transactions under this clause (iii).

(l)                  In addition to other Indebtedness permitted pursuant to other subsections of this Section 7.5, other unsecured Indebtedness issued by the Company upon customary terms as reasonably determined by the Agent if no Default or Unmatured Default exists at the time of, or would be caused by, the incurrence of any such Indebtedness.

Section 7.6                 Consolidations, Mergers and Sales of Assets.  The Company will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any of its assets to, any other Person, or discontinue or eliminate any material business line or segment, provided that:

(a)                 any Subsidiary may merge or consolidate with or into the Company or any Wholly-Owned Subsidiary of the Company so long as: (i) in any merger or consolidation involving the Company, the Company shall be the surviving or continuing entity, (ii) in any merger or consolidation involving a Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall be the surviving or continuing entity, and (iii) in any merger or consolidation involving a Wholly-Owned Subsidiary of the Company (and not a Borrower), a Wholly-Owned Subsidiary of the Company shall be the surviving or continuing entity.

(b)                the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a material business line or segment, and the limitations on the dissolution or liquidation of Subsidiaries in Section 7.10, shall not prohibit the following:

(i)            sales of inventory in the ordinary course of business;

(ii)            leases, sales or other dispositions of Property that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (ii) during any Fiscal Year do not constitute a Substantial Portion of the Property of the Company and its Subsidiaries, provided that, after giving effect to any such lease, sale or other disposition, no Default or Unmatured Default shall have occurred and be continuing;

(iii)           any transfer of an interest in accounts or notes receivable and related assets permitted under Section 7.8;

(iv)          (A) any transfer of assets pursuant to an Investment permitted under Section 7.3, and (B) any transfer of the ownership of the Capital Stock of any Domestic Subsidiary to the Company or to another Domestic Subsidiary that is a Wholly-Owned Subsidiary of the Company and any transfer of the ownership of the Capital Stock of any Foreign Subsidiary to the Company or to a Wholly-Owned Subsidiary of the Company; provided that with respect to any such transfer ownership of Capital Stock, the Company shall comply with Section 2.26 hereof and no Default or Unmatured Default exists or would be caused thereby;

(v)            the dissolution or liquidation of any Subsidiary if its assets are transferred to the Company or to a Guarantor that is a Domestic Subsidiary, and any other transfer of assets from any Subsidiary to the Company or to a Guarantor that is a Domestic Subsidiary;

(vi)          the dissolution or liquidation of any Subsidiary of Modine Holding GmbH if its assets are transferred to any other Subsidiary of the Company, and any other transfer of assets from any Subsidiary of Modine Holding GmbH to the Company or any Subsidiary; or

(vii)        any transfer of assets subject to a Permitted Sale and Leaseback Transaction.

 (c)               The foregoing limitation on the discontinuation or elimination of any material business line or segment shall not prohibit the liquidation and dissolution of any Subsidiary or the discontinuation or elimination of any business line or segment, provided that (i) the Company shall have reasonably determined that such business line or segment being discontinued or eliminated is a non-core business of the Company and its Subsidiaries, (ii) any sale of assets relating to any discontinuation or elimination of any business line or segment or any liquidation or dissolution of any Subsidiary shall be subject to the limitation on the sale, lease or other transfer of assets described in Section 7.6(b) and the other terms of this Agreement, and (iii) after giving effect to any such liquidation or dissolution or discontinuation or elimination of any business line or segment, no Default or Unmatured Default shall have occurred and be continuing or would be caused thereby.

Section 7.7              Financial Covenants.

(a)                 Leverage Ratio.  The Company will not permit the Leverage Ratio to be greater than 3.25 to 1.0 as of the end of any Fiscal Quarter, provided that, upon the election by the Company not later than the last day of the Fiscal Quarter in which a Permitted Acquisition with a cash purchase price exceeding $50,000,000 is consummated, the Leverage Ratio may be greater than 3.25 to 1.0 but not greater than (i) 3.75 to 1.0 on the last day of such Fiscal Quarter or on the last day of the next succeeding Fiscal Quarter, (ii) 3.50 to 1.0 on the last day of the second or the third Fiscal Quarters next succeeding the Fiscal Quarter in which such Permitted Acquisition was consummated, or (iii) 3.25 to 1.0 on the last day of any Fiscal Quarter thereafter.  Such election shall be permitted only if pro forma Leverage Ratio immediately after the consummation of such Permitted Acquisition is greater than 2.5 to 1.0 and less than 3.50 to 1.0.  After any such election is made by the Company, the Company shall be prohibited from making any additional election until after the maximum Leverage Ratio returns to 3.25 to 1.00 for two consecutive Fiscal Quarters. Once the Company makes such an election permitted under this Section 7.7(a), it shall be in effect for the Fiscal Quarter in which such Permitted Acquisition was consummated and the first, second and third Fiscal Quarters next succeeding the Fiscal Quarter in which such Permitted Acquisition was consummated and shall not be revocable.

(b)                 Interest Expense Coverage Ratio.  The Company will not permit the Interest Expense Coverage Ratio to be less than 3.00 to 1.0 as of the end of any Fiscal Quarter.

Section 7.8                Sale of Accounts.  The Company will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except the (a) sale or assignment of accounts for collection purposes in the ordinary course of business, and (b) sale or assignment of trade notes receivable or accounts receivable in connection with any Permitted Factoring, any Qualified Receivables Transactions or any Supply Chain Finance Program to the extent the aggregate amount of Indebtedness thereunder is permitted under Section 7.5.

Section 7.9             Rate Management Transactions.  The Company will not, nor will it permit any Subsidiary to, enter into or remain liable under any Rate Management Transactions, except for Rate Management Transactions that are entered into in the ordinary course of business of the Company or such Subsidiary for the purpose of hedging a risk exposure of the Company or a Subsidiary and not for speculative purposes.

Section 7.10              Dissolution.  Neither the Company nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own Capital Stock or that of any Subsidiary, except for transactions permitted by Section 7.1 or 7.6.

Section 7.11            Environmental Matters.  The Company will not, and will not permit any other Person to, use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from any of its Property any Hazardous Materials except for Hazardous Materials disclosed on Schedule 5.14(b) hereto and by this reference made a part hereof and which are used, produced, manufactured, processed, generated, stored, disposed of or managed in the ordinary course of business in compliance with all applicable Environmental Laws, except where such non-compliance would not have a Material Adverse Effect.  The Company agrees that upon the occurrence of an Environmental Release it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so.  Promptly, and in any event within 15 Business Days after the Company obtains knowledge thereof, the Company shall furnish to the Lenders written notice of all material Environmental Liabilities, pending or threatened (in writing) material Environmental Proceedings, and material Environmental Releases at, on, in, under or in any way affecting it, any Subsidiary or any of its or their Property.

Section 7.12           Affiliates.  The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction, (ii) transactions between the Company or any Subsidiary, on the one hand, and any Subsidiary or other special-purpose entity created to engage solely in a Qualified Receivables Transaction, (iii) transactions among the Company and Guarantors that are Domestic Subsidiaries; (iv) transactions among members of the Modine Holding Consolidated Group; and (v) transactions specifically permitted under this Agreement.

Section 7.13          Optional Payments and Modification of Debt.  The Company will not, nor will it permit any Subsidiary to, make any optional payment, defeasance (whether a covenant defeasance, legal defeasance or other defeasance), prepayment, repurchase (including without limitation any offer to repurchase) or other optional redemption of any Significant Obligations or enter into any agreement or arrangement that would have the effect of requiring any of foregoing, provided that (a) the Company or any of its Subsidiaries may do any of the foregoing with respect to any Significant Obligations (other than Subordinated Debt) if after giving effect to any of the foregoing on a pro forma basis each of the following conditions is satisfied: (i) Liquidity is equal to or greater than $50,000,000 and (ii) no Default or Unmatured Default exists, and (b) any Foreign Subsidiary may do any of the foregoing with respect to any of its Significant Obligations if (x) such amount paid is from its own cash on hand and (y) after giving effect to any of the foregoing on a pro forma basis, no Default or Unmatured Default exists.

Section 7.14          Restrictive Agreements.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Company or any Domestic Subsidiary; provided that the foregoing shall not apply to: (a) restrictions and conditions imposed on the Modine Holding Consolidated Group in connection with Indebtedness permitted under Section 7.5, (b) restrictions and conditions imposed in connection with a material economic benefit provided to any Foreign Subsidiary by a Governmental Authority, (c) restrictions imposed under the Senior Note Purchase Documents as in effect on the Effective Date or other customary restrictions in unsecured Indebtedness permitted to be incurred hereunder as reasonably determined by the Agent, and (d) restrictions and conditions imposed by law.

ARTICLE 8

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 8.1             Any Borrower shall fail to pay when due any principal of any Loan, shall fail to pay within one Business Day of when due any Reimbursement Obligation, or shall fail to pay within three Business Days of when due any interest on any Loan or any LC Fee or other fee or other amount payable hereunder; or

Section 8.2              The Company shall fail to observe or perform any covenant contained in Sections 6.1(d), Section 6.3, Section 6.4, Section 6.9, Sections 7.1 through 7.10, inclusive, Section 7.12 or Section 7.13; or

Section 8.3              The Company shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by Section 8.1 or 8.2 above), or the Company or any Subsidiary shall fail to observe or perform any covenant or agreement contained in any other Loan Document, for thirty (30) days after the earlier of (i) the first day on which a responsible officer of the Company or Subsidiary has knowledge of such failure, or (ii) written notice thereof has been given to the Company or Subsidiary by a Lender; or

Section 8.4             Any representation, warranty, certification or statement made or deemed made by or on behalf of the Company in Article 5 or by or on behalf of the Company or any Subsidiary in, under or in connection with any Loan Document, or any certificate, financial statement or other document delivered pursuant to any Loan Document, shall prove to have been incorrect in any material respect when made (or deemed made); or

Section 8.5             The Company or any Subsidiary shall fail to make any payment in respect of Indebtedness outstanding (other than the Loans) in an aggregate amount in excess of $20,000,000 when due or within any applicable grace period; or

Section 8.6        Any event or condition shall occur which results in the acceleration of the maturity of Significant Obligations or the purchase of Significant Obligations by the Company (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of Significant Obligations or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the purchase thereof by the Company (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so, or any Significant Obligations shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

Section 8.7             The Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any Substantial Portion of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing its inability to pay, its debts as they become due, or shall take any corporate action to authorize any of the foregoing, or shall fail to contest in good faith any appointment or proceeding described in Section 8.8; or

Section 8.8            An involuntary case or other proceeding shall be commenced against the Company or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any Substantial Portion of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 45 days; or an order for relief shall be entered against the Company or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

Section 8.9             An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding (i) $20,000,000 in any Fiscal Year or (ii) $40,000,000 in the aggregate from and after the Effective Date; or

Section 8.10          One or more judgments or orders for the payment of money in an aggregate amount in excess of $20,000,000, or one or more nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, shall be rendered and finally adjudicated against the Company or any Subsidiary, and such judgment(s) or order(s) shall continue unsatisfied and unstayed for a period of 45 days; or

Section 8.11          A federal tax lien shall be filed against the Company under Section 6323 of the Code or a lien of the PBGC shall be filed against the Company under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

Section 8.12          Any Change in Control shall occur; or

Section 8.13         Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve‑month period ending with the month in which any such action occurs, constitutes a Substantial Portion; or

Section 8.14       Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect; or

Section 8.15      Any Collateral Document shall for any reason (other than solely as the result of an act or omission of the Agent or a Lender) fail to create a valid and perfected first priority security interest, subject to the Intercreditor Agreement, in any Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document, or, due to any action by the Company or any of its Subsidiaries not consented to by the Required Lenders, any Collateral Document shall fail to remain in full force or effect or any action shall be taken by the Company or any of its Subsidiaries not consented to by the Required Lenders to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Borrower or any Guarantor shall fail to comply with any of the terms or provisions of any Collateral Document if the failure continues beyond any period of grace provided for in the applicable Collateral Document.

ARTICLE 9

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 9.1              Acceleration; Facility LC Collateral Account.

(a)  If any Default described in Section 8.7 or 8.8 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations owing by such Borrower at such time, less (y) the amount on deposit in the Facility LC Collateral Account paid by such Borrower at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (i) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives, and (ii) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on each Borrower to pay, and each Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount owing by it, which funds shall be deposited in the Facility LC Collateral Account.

(b)                If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)                 The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lenders or the LC Issuer under the Loan Documents.

(d)                At any time while any Default is continuing, neither any Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the applicable Borrower or paid to whomever may be legally entitled thereto at such time.

(e)                If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 8.7 or 8.8 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Company, rescind and annul such acceleration and/or termination.

Section 9.2             Amendments.  Subject to the provisions of this Article 9, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall  (a) increase  the Commitment of any Lender without the written consent of such Lender, (b) reduce the principal amount of any Advance or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (c) postpone the Facility Termination Date or the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (d) change Section 12.2 or in a manner that would alter the pro rata sharing of payments required thereby, except to the extent permitted hereunder, without the written consent of each Lender, (e) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender; (f) permit the Company to assign its rights under this Agreement without the written consent of each Lender; (g) release or terminate any material Guaranty except to the extent required or permitted hereunder or in connection with any permitted sale of any Guarantor without the written consent of each Lender; (h) release all or substantially all of the Collateral except to the extent required or permitted hereunder without the written consent of each Lender; (i) increase the Aggregate Commitment, except as set forth in Section 2.28, without the written consent of each Lender; or (j) amend this Section 9.2 without the written consent of each Lender.

Notwithstanding anything herein to the contrary, (i) no amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, no amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer and (ii) this Agreement may be amended in accordance with the terms of Section 2.28.  The Agent may waive payment of the fee required under Section 13.1 without obtaining the consent of any other party to this Agreement.

Notwithstanding anything to the contrary herein or in any other Loan Document, the Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Agent within five Business Days of such notice.

Section 9.3             Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1         Survival of Representations.  All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

Section 10.2          Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 10.3          Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 10.4          Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof.

Section 10.5          Several Obligations; Benefits of this Agreement.

The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such).  The Obligations of each Borrower are several and not joint, except to the extent that any Borrower has executed a Guaranty with respect to the Secured Obligations of another Borrower.  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 10.6,10.10 and 11.6 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 10.6          Expenses; Indemnification.

(a)                The Borrowers shall reimburse the Agent and the Arranger for any costs, internal charges and out‑of‑pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents.  The Borrowers also agree to reimburse the Agent, the LC Issuer, the Arranger and the Lenders for any costs, internal charges and out‑of‑pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, the LC Issuer, the Arranger and the Lenders, which attorneys may be employees of the Agent, the LC Issuer, the Arranger or the Lenders) paid or incurred by the Agent, the LC Issuer, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrowers under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence.  The Borrowers acknowledge that from time to time JPMorgan may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Company’s or any of its Subsidiary’s assets for internal use by JPMorgan from information furnished to it by or on behalf of the Company and its Subsidiaries, after JPMorgan has exercised its rights of inspection pursuant to this Agreement.

(b)                Each Borrower hereby further agrees to indemnify the Agent, the LC Issuer, the Arranger and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent, the LC Issuer, the Arranger or any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  The obligations of each Borrower under this Section 10.6 shall survive the termination of this Agreement.  This Section 10.6(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, or damages arising from any non-Tax claim.

(c)                 To the extent that any Borrower fails to pay any amount required to be paid by it to the Agent, the LC Issuer, the Arranger or the Swing Line Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, the LC Issuer, the Arranger or the Swing Line Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, the LC Issuer, the Arranger or the Swing Line Lender in its capacity as such.

Section 10.7          Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

Section 10.8          Accounting Terms.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Agreement Accounting Principles, as in effect from time to time; provided that, if the Company notifies the Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.  Notwithstanding anything herein to the contrary, for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to Agreement Accounting Principles resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal.  For purposes of calculating the Applicable Margin, the Applicable Fee Rate, all financial covenants and all other covenants, any Acquisition or any sale or other disposition outside the ordinary course of business by the Company or any Subsidiary of any asset or group of related assets in one or a series of related transactions, the net proceeds from which exceed $10,000,000,  including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such matters are calculated shall be deemed to have occurred on the first day of the relevant period for which such matters were calculated on a pro forma basis acceptable to the Agent.

Section 10.9         Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 10.10  Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the LC Issuer, the Arranger nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Agent, the LC Issuer, the Arranger nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Company’s or any of its Subsidiary’s business or operations. Each Borrower agrees that neither the Agent, the LC Issuer, the Arranger nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the LC Issuer, the Arranger nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 10.11      Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrowers pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 13.2 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.  Each Lender that is in receipt of confidential information from each Borrower agrees (a) to hold such information in accordance with such Lender’s customary procedures for handling confidential information of such nature and in accordance with safe and sound banking practices, (b) not to use such confidential information for any purpose other than purposes contemplated by this Agreement, (c) to limit disclosure of such confidential information to the Persons referred to in this Section 10.11 having a need to know such information in connection with purposes contemplated by this Agreement, and (d) that, unless specifically prohibited by applicable law or government agency or court order, such Lender shall notify the Company of any request by any Governmental Authority for disclosure of any such confidential information prior to making disclosure of such information, so that the Company shall have the opportunity to seek an appropriate protective agreement or order limiting disclosure of such information.

Section 10.12       Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

Section 10.13       Disclosure.  Each Borrower and each Lender hereby acknowledge and agree that JPMorgan and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Company and its Affiliates.

Section 10.14       Effective Date of this Agreement.  Each Borrower, each Lender and the Agent agree that on the Effective Date the following transactions shall be deemed to occur automatically, without further action by any party hereto:

(a)                The Original Credit Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement; it being understood that all provisions thereof which by their terms survive any termination thereof shall continue in full force and effect  (without duplicating the Obligations of any Person under this Agreement), and the Pro Rata Share of the Lenders shall be reallocated in accordance with the terms hereof.

(b)                Notwithstanding any contrary provision contained in this Agreement or in any Loan Document, each Facility LC which is then outstanding under the Original Credit Agreement and identified on Schedule 1(b) (each an “Existing Facility LC”) shall be deemed a Facility LC issued and outstanding pursuant to Section 2.22 of this Agreement and each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the LC Issuer, without recourse, representation or warranty, a participation interest equal to its Pro-Rata Share of the face amount of each Existing Facility LC and each draw paid by such LC Issuer thereunder.

(c)                To facilitate the reallocation described in clause (a), on the Effective Date, (i) all “Swing Line Loans” under the Original Credit Agreement shall be deemed to be Swing Line Loans and all “Revolving Loans” under the Original Credit Agreement shall be deemed to be Revolving Loans, (ii) each Lender which is a party to the Original Credit Agreement (an “Original Lender”) shall transfer to the Agent an amount equal to the excess, if any, of such Lender’s Pro Rata Share of all outstanding Revolving Loans hereunder (including any Revolving Loans requested by the Company on the Effective Date) over the outstanding amount of all of such Lender’s “Revolving Loans” under the Original Credit Agreement, (iii) each Lender that is not a party to the Original Credit Agreement shall transfer to the Agent an amount equal to such Lender’s Pro Rata Share of all outstanding Revolving Loans hereunder (including any Revolving Loans requested by the Company on the Effective Date), (iv) the Agent shall apply the funds received from the Lenders pursuant to clauses (ii) and (iii), first, on behalf of the Lenders (pro rata according to the amount of the loans each is required to purchase to achieve the reallocation described in clause (a)), to purchase from each Original Lender which has “Revolving Loans” under the Original Credit Agreement in excess of such Lender’s Pro Rata Share of all then-outstanding Revolving Loans hereunder (including any Revolving Loans requested by the Company on the Effective Date), a portion of such loans equal to such excess, second, to pay each Original Lender all interest, fees and other amounts owed to such Original Lender under the Original Credit Agreement (whether or not otherwise then due) and, third, as the Company shall direct, (v) the Company shall select new Interest Periods to apply to all Revolving Loans hereunder (or, to the extent the Company fails to do so, such Revolving Loans shall be Floating Rate Loans).

(d)                The Company, each Lender, and the Agent agree that (i) all terms and conditions of the Original Credit Agreement which are amended and restated by this Agreement shall remain effective until the Effective Date, and thereafter shall continue to be effective only as amended and restated by this Agreement, (ii) the representations, warranties and covenants set forth herein shall become effective concurrently with the Effective Date, and (iii) this Agreement amends the Original Credit Agreement in its entirety and this Agreement constitutes the “Credit Agreement” as defined in the Intercreditor Agreement.

Section 10.15        USA Patriot Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

ARTICLE 11

THE AGENT

Section 11.1          Appointment; Nature of the Relationship.  Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A. as its agent (the “Agent”) and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

Section 11.2          Powers.  The Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.  The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Company or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 11.3          Reliance; Counsel.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.4           Delegation to Sub-Agent.  The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 11.5           Resignation; Successor Agent.  Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the LC Issuer and the Company.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the LC Issuer, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Agent’s resignation hereunder, the provisions of this Article and Section 10.6 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.6           Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 11.7          Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(d) shall, notwithstanding the provisions of this Section 11.7, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 11.7 shall survive payment of the Obligations and termination of this Agreement.

Section 11.8           Agent and Arranger Fees.  The Company agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Company, the Agent and the Arranger pursuant to that certain letter agreement among them, or as otherwise agreed from time to time.

Section 11.9           Syndication and Documentation Agents.

None of the Lenders identified or designated pursuant to this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as Lenders.

Section 11.10       Execution of Collateral Documents.  The Lenders hereby empower and authorize the Agent (in its capacity as Agent or as Collateral Agent) to execute and deliver the Collateral Documents and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.  The Lenders further empower and authorize the Agent (in its capacity as Agent or as Collateral Agent) to execute and deliver on their behalf the Intercreditor Agreement, as amended by the First Amendment thereto dated as of the date hereof, and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Intercreditor Agreement.  Each Lender shall be bound by the terms and provisions of the Intercreditor Agreement, as amended by the First Amendment thereto dated as of the date hereof (and the Intercreditor Agreement, as amended by the First Amendment thereto dated as of the date hereof, is hereby approved by the Lenders) ,  so executed by the Agent, and by any further amendments thereto executed by the Agent on behalf of the Lenders provided that any such further  amendment has been approved by the Required Lenders.

Section 11.11        Collateral Releases.  The Lenders hereby irrevocably empower and authorize JPMorgan, in its capacity as Agent or as Collateral Agent, to execute and deliver on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases or subordinations of Liens on any Collateral (a) which being sold or disposed of if the Company certifies to the Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (b) owned by or leased to the Company or any of its Subsidiaries which is subject to a purchase money security interest or which is the subject of a Capitalized Lease, (c) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Collateral Agent or the Agent or (d) which shall otherwise be permitted by the terms hereof or any other Loan Document (including without limitation the release of any Lien on any Capital Stock or other asset in connection with a transfer permitted under Section 7.6(b)(iv) if the Lien on any such Capital Stock or other asset is no longer required under Section 2.26).  Except as provided in the preceding sentence, JPMorgan, in its capacity as Agent or as Collateral Agent, will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, JPMorgan, in its capacity as Agent or as Collateral Agent, may (i) release Liens on Collateral permitted to be sold hereunder, and (ii) in its discretion, release Liens on Collateral valued in the aggregate not in excess of $2,000,000 during any calendar year without the prior written authorization of the Lenders.  In addition to the foregoing, the Lenders, the Agent and the Collateral Agent hereby agree that any sale of accounts owed by account debtors shall be deemed to be released from the Liens in favor of the Collateral Agent upon sale of such accounts by a Borrower as part of a Permitted Factoring, Qualified Receivables Transaction or a Supply Chain Finance Program permitted hereunder.

Section 11.12  Collateral; Reports. The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Company or any Subsidiary or is cared for, protected, or insured or has been encumbered, or that any Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing. Each Lender hereby agrees as follows: (a) such Lender is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each report prepared by the Agent or another Person showing the results of appraisals, field examinations, audits or other reports pertaining to the Company’s and its Subsidiaries’ assets from information furnished by or on behalf of the Company or its Subsidiaries prepared by or on behalf of the Agent (the “Supplemental Reports”); (b) such Lender expressly agrees and acknowledges that JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Supplemental Report or any of the information contained therein, or (ii) shall not be liable for any information contained in any Supplemental Report; (c) such Lender expressly agrees and acknowledges that the Supplemental Reports are not comprehensive audits or examinations, that the Collateral Agent, the Agent, JPMorgan, or any other party performing any audit or examination will inspect only specific information regarding the Company and its Subsidiaries and will rely significantly upon the books and records of the Company and its Subsidiaries, as well as on representations of the personnel of the Company and its Subsidiaries and that JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, undertakes no obligation to update, correct or supplement the Supplemental Reports; (d) such Lender agrees to keep all Supplemental Reports confidential and strictly for its internal use, not share any Supplemental Report with the Company or any of its Subsidiaries and not to distribute any Supplemental Report to any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, such Lender agrees (i) that JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, shall not be liable to such Lender or any other Person receiving a copy of any Supplemental Report for any inaccuracy or omission contained in or relating to a Supplemental Report, (ii) to conduct its own due diligence investigation and make credit decisions with respect to the Company and its Subsidiaries based on such documents as such Lender deems appropriate without any reliance on the Supplemental Reports or on JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, (iii) to hold JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, and any such other Person preparing a Supplemental Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Supplemental Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to any Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, any Obligations and (iv) to pay and protect, and indemnify, defend, and hold JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, and any such other Person preparing a Supplemental Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, and any such other Person preparing a Supplemental Report as the direct or indirect result of any third parties who might obtain all or part of any Supplemental Report through the indemnifying Lender.

ARTICLE 12

SETOFF; RATABLE PAYMENTS

Section 12.1          Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of such Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Secured Obligations, or any part thereof, shall then be due.

Section 12.2         Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments of Swing Line Loans and payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE 13

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 13.1          Successors and Assigns; Participations.  (a)  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Facility LC), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations under the Loan Documents without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations under the Loan Documents except in accordance with this Section 13.1.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Facility LC), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution, as defined below) all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee;

(B) the Agent, provided that no consent of the Agent shall be required for an assignment of all or any portion of Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the LC Issuer, provided that no consent of the LC Issuer shall be required for an assignment of all or any portion of a Loan; and

(D) the Swing Line Lender, provided that no consent of the Swing Line Lender shall be required for an assignment of all or any portion of a Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Company and the Agent otherwise consent, provided that no such consent of the Company shall be required if a Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under the Loan Documents, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

For the purposes of this Section 13.1, the following terms have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 13.1, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.1, 3.2, 3.4, 3.5 and 9.6 and Article 11).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and Outstanding Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Agent, the LC Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the LC Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.2(e), 2.21, 2.22(b), (e) or (j), 3.5(d), 10.6(c), 11.7 or 12.2, the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (i)  Any Lender may, without the consent of the Company, the Agent, the LC Issuer or the Swing Line Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agent, the LC Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 9.2 that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender, provided such Participant agrees to be subject to Section 12.2 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Facility LC’s or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loans, Facility LC’s or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.2          Dissemination of Information.  Each Borrower authorizes each Lender to disclose to any Participant or assignee permitted under Section 13.1 or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries, including without limitation any information contained in any Reports, provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.

Section 13.3          Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(e).

ARTICLE 14

NOTICES

Section 14.1           Notices.

(a)  Except as otherwise permitted by Section 2.17 with respect to borrowing notices (and subject to paragraph (b) below), all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Company or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrowers in accordance with the provisions of this Section 14.1.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)  Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)  Electronic Systems.

(i)       Each of the Borrowers and Guarantors agrees that the Agent may, but shall not be obligated to, make Communications (as defined below) available to the LC Issuers and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)      Any Electronic System used by the Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company or any of its Subsidiaries, any Lender, the LC Issuer or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s, any of its Subsidiaries’ or the Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company or any of its Subsidiaries pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent, any Lender or any LC Issuer by means of electronic communications pursuant to this Section, including through an Electronic System.

ARTICLE 15

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrowers, the Agent, the LC Issuer and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE 16

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 16.1         CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 16.2         CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON‑EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

Section 16.3         WAIVER OF JURY TRIAL.  EACH BORROWER, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 16.4         MATERIAL NON-PUBLIC INFORMATION.

(a)           EACH LENDER ACKNOWLEDGES THAT INFORMATION SUBJECT TO SECTION 10.11 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR ITS SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 16.5           Authorization to Distribute Certain Materials to Public-Siders.

(a) If the Company does not file this Agreement with the SEC, then the Company hereby authorizes the Agent to distribute the execution version of this Agreement, the Guaranties, the Facility LC Applications, the Collateral Documents and any Notes to all Lenders, including their Public-Siders. The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Company’s or its Affiliate’s respective securities while in possession of the Loan Documents.

(b) If there are any Public-Siders, the Company represents and warrants that none of the information in this Agreement, the Guaranties, the Facility LC Applications, the Collateral Documents, or any Notes constitutes or contains material non-public information within the meaning of the federal and state securities laws. If there are any Public-Siders, to the extent that any of such Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC in a manner consistent with applicable laws and regulations.

IN WITNESS WHEREOF, the Company, the Lenders, the LC Issuer, the Swing Line Lender and the Agent have executed this Agreement as of the date first above written.

MODINE MANUFACTURING COMPANY

By:

Title:

1500 DeKoven Avenue
Racine, Wisconsin 53403-2552
Attention:
Telephone:
FAX:

JPMORGAN CHASE BANK, N.A.,
as the Agent, as the Swing Line Lender, as the LC Issuer and as a Lender

By:

Title:

Loan and Agency Services Group
10 S. Dearborn St., Floor 7
Chicago, Illinois, 60603
Attention: Edna Guerra
Telecopy No. (312) 732-4864
Telephone (312) 385-7090
e-mail: edna.guerra@jpmchase.com

In the case of any Loan denominated in an Agreed Currency other than Dollars:

London Administrative Office at J.P. Morgan Europe Limited
125 London Wall, Floor 9
London EC2Y 5AJ United Kingdom
Attention: Maxine Graves
Telecopy No. +44 207 777 2360
Telephone +44 207 777 2352
e-mail: Maxine.Graves@jpmorgan.com

U.S. BANK, N.A., as a Syndication Agent and as a Lender

By:

Title:

WELLS FARGO BANK, N.A., as a Syndication Agent and as a Lender

By:

Title:

BMO HARRIS BANK N.A., successor-by-merger to M&I Marshall & Ilsley Bank, as a Documentation Agent and as a Lender

By:
Print Name: Jude M. Carlin
Title: Vice President

ASSOCIATED BANK, N.A.

By:

Title:

COMERICA BANK

By:

Title:

SOVEREIGN BANK

By:

Title:

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurocurrency Rate and Letter of Credit Fees	1.25%	1.375%	1.625%	1.875%	2.25%
Floating Rate	0.25%	0.375%	0.625%	0.875%	1.25%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Commitment Fee	0.20%	0.25%	0.275%	0.325%	0.375%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1(a) or (b).

“Level I Status” exists at any date if, as of the last day of the Fiscal Quarter of the Company referred to in the most recent Financials, the Leverage Ratio is less than or equal to 0.75 to 1.00.

“Level II Status” exists at any date if, as of the last day of the Fiscal Quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the Fiscal Quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I or II Status and (ii) the Leverage Ratio is less than or equal to 2.25 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the Fiscal Quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I, II or III Status and (ii) the Leverage Ratio is less than or equal to 3.00 to 1.00.

“Level V Status” exists at any date if the Company has not qualified for Level I, II, III or IV Status.

“Leverage Ratio” shall have the meaning set forth in Article 1 of the Credit Agreement, provided however, that for the purpose of determining Status, Rate Management Obligations shall be excluded in the calculation of Consolidated Total Debt.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials.  Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials.  If the Company fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.  The Applicable Margin and Fee Rate shall be set at Level III as of the Effective Date and will be adjusted for the first time thereafter based on the Financials for the Fiscal Quarter ending September 30, 2013.

Commitment Schedule

	Title	Commitment

JPMorgan Chase Bank, N.A.	Administrative Agent	$32,500,000

U.S. Bank, N.A.	Syndication Agent	$27,500,000

Wells Fargo Bank, N.A.	Syndication Agent	$27,500,000

BMO Harris Bank, N.A.	Documentation Agent	$27,500,000

Associated Bank, N.A.		$20,000,000

Comerica Bank		$20,000,000

Sovereign Bank		$20,000,000

Total		$175,000,000

SCHEDULE 1(a)
EUROCURRENCY PAYMENT OFFICES OF THE AGENT

Currency	Eurocurrency Payment Office

Dollars	JPMorgan Chase Bank, N.A.
Chicago, Illinois

Euro	J.P. Morgan Europe Limited
London, England

Japanese Yen	J.P. Morgan Europe Limited
London, England

SCHEDULE 1(b)
EXISTING LETTERS OF CREDIT

Reference Number	Outstanding Amount	Expiry / Maturity Date

CPCS-302602	$8,070,000	08/08/2014

SCHEDULE 2
LENDING INSTALLATIONS

Lender	Floating Rate Loans	Eurocurrency Loans (list all)

JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A. Chicago, Illinois	JPMorgan Chase Bank, N.A. Chicago, Illinois (for Dollars)

J.P. Morgan Europe Limited London, England (for all other Agreed Currencies)

Other Lenders	At the office indicated on its Administrative Questionnaire or as otherwise designated in writing to the Agent in accordance with Section 2.20	At the office indicated on its Administrative Questionnaire or as otherwise designated in writing to the Agent in accordance with Section 2.20

SCHEDULE 5.6
LITIGATION

None.

SCHEDULE 5.9

SUBSIDIARIES

Subsidiaries of the Company

ARTICLE 1.The table below indicates each of the Company’s subsidiaries, each subsidiary’s jurisdiction of incorporation, and the percentage of its voting securities owned by the Company or its subsidiaries.

Subsidiaries	State or country of incorporation or organization	% of voting securities	Owned by

Modine, Inc.	Delaware	100%	Company
Modine ECD, Inc.	Pennsylvania	100%	Company
Modine Holding GmbH	Germany	100%	Company
Modine Jackson, Inc.	Delaware	100%	Company
Modine Japan K.K.	Japan	100%	Company
Modine Thermal Systems Korea, LLC	Korea	100%	Company
Modine Manufacturing Company Foundation, Inc.	Wisconsin	100%	Company
Modine Thermal Systems (Changzhou) Company Ltd.	China	100%	Company
Modine Thermal Systems (Shanghai) Company Ltd.	China	100%	Company
Modine Manufacturing (Canada) LTD	British Columbia	100%	Company
Modine Thermal Systems Private Limited	India	99%	Company (1)
Modine UK Dollar Limited	UK	100%	Company
Airedale International Air Conditioning Limited	UK	100%	Modine UK Dollar Limited
Airedale Group Limited	UK	100%	Airedale International Air Conditioning Limited
Airedale Sheet Metal Limited	UK	100%	Airedale International Air Conditioning Limited
Airedale Compact Systems Limited	UK	100%	Airedale International Air Conditioning Limited
AIAC Air Conditioning SA (Pty) Limited	South Africa	100%	Airedale International Air Conditioning Limited
Modine LLC	Delaware	100%	Modine, Inc.
Modine do Brasil Sistemas Termicos Ltda.	Brazil	99.9%	Modine, Inc. (2)
Modine Transferencia de Calor, S.A. de C.V.	Mexico	99.6%	Modine, Inc. (2)
Modine Austria Holding GmbH	Austria	100%	Modine Holding GmbH
Modine Austria Ges.m.b.H.	Austria	100%	Modine Austria Holding GmbH
Modine Austria Immobilien GmbH	Austria	100%	Modine Austria Ges.m.b.H.
Modine Pliezhausen GmbH	Germany	100%	Modine Holding GmbH

Modine Europe GmbH	Germany	100%	Modine Holding GmbH
Modine RUS Limited Liability Company	Russia	99%	Modine Holding GmbH (3)
Modine Grundstucksverwaltungs GmbH	Germany	100%	Modine Holding GmbH
Modine Kirchentellinsfurt GmbH	Germany	100%	Modine Holding GmbH
Modine Wackersdorf GmbH	Germany	100%	Modine Holding GmbH
Modine Neuenkirchen GmbH	Germany	100%	Modine Holding GmbH
Modine Hungaria Gep. Kft.	Hungary	99%	Modine Holding GmbH (3)
Modine Pontevico S.r.l.	Italy	100%	Modine Holding GmbH
Modine Uden B.V.	Netherlands	100%	Modine Holding GmbH

(1) Balance of voting securities held by Modine, Inc.
(2) Balance of voting securities held by the Company
(3) Balance of voting securities held by Modine Europe GmbH

SCHEDULE 5.14(a)

ENVIRONMENTAL MATTERS

(i)        The United States Environmental Protection Agency (“USEPA”) has designated the Company as a potentially responsible party (“PRP”) for remediation of these sites:

	Site	Location
	Alburn Incinerator/Lake Calumet Cluster	Chicago, Illinois
	Chemetco	Hartford, Illinois
	Cam-Or	Westville, Indiana

(ii)	CERCLIS List

	USEPA CERCLIS List “Active” Site	Discovery Date

	McHenry, Illinois plant site	1981

(iii)	State Statutes Similar to CERCLA:

	Site	Location

	Trenton Landfill Site	Trenton, Missouri

SCHEDULE 5.14(b)

HAZARDOUS MATERIALS

Metals:  aluminum, boron, brass, copper, magnesium, nickel, lead, tin, stainless steel, steel, zinc.

Industrial and Commercial Coatings:  paints

Industrial and Commercial Solvents:  degreasing, painting, cleaning, bonding adhesives

Industrial and Commercial Cleaners:  aqueous fluxes, acids, alkalis, solid and semi-solid brazing fluxes

Oils and Greases:  lubricating, stamping, hydraulic, preserving

Other Miscellaneous Industrial and Commercial Use Chemicals:  wastewater treatment chemicals, maintenance chemicals, housekeeping chemicals, foam packing chemicals

Fuels:  Propane, fuel oils, gasoline, diesel fuel, natural gas

Industrial Gases:  MAPP, argon, nitrogen, helium, acetylene, oxygen, hydrogen

SCHEDULE 7.3

INVESTMENTS

Investment	Original Cash Investment USD	Original Cash Investment Base Currency
Nikkei Heat Exchanger Company, Ltd. (NEX)	$3,822,000

Constructions Cecaniques Mota, S.A. (Mota) Note Receivable	$1,961,358	1,507,500 €

Promissory Note issued by FSBO Venture Acquisitions, Inc. to the order of Thermacore, Inc. dated May 1, 2008 in the amount of $1,750,000.	$750,000

Promissory Note issued by FSBO Venture Acquisitions, Inc. to the order of Thermacore, Inc. dated May 1, 2008 in the amount of $760,000	$929,574

OneGene Korea dated May 2, 2011	$930,000

SCHEDULE 7.4

LIENS

MODINE MANUFACTURING COMPANY

	JURISDICTION AND INDEX SEARCHED	SECURED PARTY	INITIAL FILE NO. AND FILE DATE	AMENDMENTS (WITH FILE NO. AND FILE DATE)	COLLATERAL DESCRIPTION
1.	Wisconsin DFI UCC/Tax Thru 7/15/13	Caterpillar Financial Services Corporation	010008653628 11/16/01	Continuation: 060015003413 10/12/06	Caterpillar lift truck (lease transaction)
2.		Kloeckner Metals Corporation (formerly MacSteel Service Centers USA Inc.) Wells Fargo Bank, N.A.	040009226120 6/3/04	Partial Release: 080013505620 9/26/08 Partial Release: 080013946124 10/6/08 Continuation: 090003268625 3/17/09 Amendment: 120008867433 7/2/12 Secured Party name change	Consignment Agreement in all carbon, stainless and aluminum slit, coil, sheet or other metal products
3.		NMHG Financial Services, Inc.	060000670821 1/12/06	Continuation: 100013600818 11/16/10	Leased Equipment (lease transaction)
4.		Air Liquide Industrial US LP	060012605317 8/22/06
Amendment:
Collateral Added
090004450821
4/10/09

Continuation:
110009636630
8/5/11

Amendment:
Collateral Added
110016030010
12/30/11

Amendment:
Restated Collateral Description
120006260216
5/7/12

Amendment:
130001889127
2/8/13
Specified Equipment

5.	Caterpillar Inc.	070009214521 6/27/07	Continuation: 120008201718 6/18/12	Caterpillar’s Tooling and Machine (Part # 300-6792)
6.	Gelco Corporation DBA GE Fleet Services	080009071421 6/25/08	Continuation: 130003958429 3/27/13	Leased Equipment (lease transaction)
7.	Viking Asset Purchaser NO. 71C (registration no. 92607), an incorporated cell of Viking Global Finance ICC	080013508118 9/26/08	Amendment: Restatement of Collateral 080013946427 10/6/08
All of the following properties, assets and rights of Debtor and all proceeds and products of :

a.) the Purchased Receivables (Volvo Receivables Purchase Agreement).

b.) all present and future accounts, instruments, documents, chattel paper and general intangibles relating to PR; and

c.) all reserves, balances, deposits and property at any time owing to the credit of the debtor or in the secured party’s possession under or in connection with the Receivables Purchase Agreement.

8.	General Electric Capital Corporation	080013566728 9/29/08	Amendment: Secured Party Address Change 130008030415 6/17/13 Continuation: 130009148527 7/10/13	Leased Equipment (lease transaction)

9.	Air Liquide Industrial U.S. LP	090001093013 1/26/09	Amendment: 130002579528 2/26/13	3,000 Gallon Nitrogen & Argon Vessels
10.	MP Components	090009266427 7/29/09	N/A	Specified Equipment
11.	Magid Glove & Safety Mfg. Co. LLC	090009277429 7/29/09	N/A	All debtor’s inventory of goods financed by SP.
12.	General Electric Capital Corporation	100006747226 6/2/10	N/A	Leased Equipment (lease transaction)
13.	Air Liquide Industrial U.S. LP	100008688131 7/16/10	N/A	Specified Equipment
14.	Toyota Motor Credit Corporation (Assignor) Southern Material Handling Company	100010717521 9/8/10	N/A	Toyota forklift
15.	Air Liquide Industrial U.S. LP	100012020914 10/8/10	N/A	1,500 Gallon Argon Vessel and Vaporizer
16.	JPMorgan Chase Bank, National Association	100013078625 11/3/10	N/A	All accounts receivable related to sales by Debtor to Caterpillar, Inc. (Receivables Purchase Agreement)
17.	Toyota Motor Credit Corporation (Assignor) Southern Material Handling Company	110000440917 1/11/11	N/A	Toyota forklift with battery and charger (Lease transaction)
18.	Caterpillar Inc.	110004336420 4/11/11	N/A	Caterpillar’s tooling used to make parts and products for Caterpillar
19.	PNC Equipment Finance, LLC	110007807729 6/23/11	N/A	All equipment and other goods described on Installment Purchase Agreement No. 147656000
20.	Bank of the West (Assignor) Austin Hardware & Supply, Inc.	110011275925 9/14/11	N/A	Consigned inventory owned by secured party

21.	Air Liquide Industrial U.S. LP	120010040510 7/27/12	N/A	Specified equipment
22.	Toyota Motor Credit Corporation	120011540314 9/4/12	N/A	Toyota forklifts and related equipment (Lease transaction)
23.	Toyota Motor Credit Corporation (Assignor) Southern Material Handling Company	120016035520 12/19/12	N/A	Toyota forklifts (Lease transaction)
24.	Dynamic International Inc.	130008087730 6/18/13	N/A	Vertical machining center 3MU1832

UNITED KINGDOM

Type	Description of Lien	Pledge To:	Entity Pledging Asset
Equipment Lease	Property at Leeds Road, Rawdon	A P & G Partnership	Airedale International Air Conditioning Limited
Equipment Lease	Canon Copier IR1730i	Canon/Asset Fin	AIAC Air Conditioning SA (Pty) Limited
Equipment Lease	Canon Printer LBP6750	Canon/Asset Fin	AIAC Air Conditioning SA (Pty) Limited
Equipment Lease	Canon Copier IR2520i	Canon/Asset Fin	AIAC Air Conditioning SA (Pty) Limited
Equipment Lease	Canon Copier IR1024	Canon/Asset Fin	AIAC Air Conditioning SA (Pty) Limited

ASIA

Type	Description of Lien	Entity Pledging Asset	Asset Pledged To
Loan / Line of Credit	Pledge of the land and building of Modine Thermal Systems (Changzhou) Company Ltd.	Modine Thermal Systems (Shanghai) Company Ltd.	Bank of China
Letter of Credit	Margin money on deposit	Modine Thermal Systems Private Limited	CitiBank
Letter of Credit	Margin money on deposit	Modine Thermal Systems Private Limited	CitiBank
Letter of Credit	Margin money on deposit	Modine Thermal Systems Private Limited	CitiBank
Letter of Credit	Margin money on deposit	Modine Thermal Systems Private Limited	CitiBank
Letter of Credit	Margin money on deposit	Modine Thermal Systems Private Limited	CitiBank
Letter of Credit	Margin money on deposit	Modine Thermal Systems Private Limited	CitiBank
Letter of Credit	Margin money on deposit	Modine Thermal Systems Private Limited	CitiBank
Letter of Credit	Margin money on deposit	Modine Thermal Systems Private Limited	CitiBank
Letter of Credit	Margin money on deposit	Modine Thermal Systems Private Limited	CitiBank

EUROPE

Type	Description of Lien	Entity Pledging Asset	Asset Pledged To
Loan / Line of Credit	Asset pledge of the Wackersdorf building.	Modine Grundstucksverwaltungs GmbH	Deutsche Bank
Loan / Line of Credit	Asset pledge of the Bonlanden building	Modine Grundstucksverwaltungs GmbH	Kreissparkasse Esslingen
Loan / Line of Credit	Asset pledge of the Bonlanden building	Modine Grundstucksverwaltungs GmbH	Commerzbank Stuttgart
Capital Lease	Asset pledge of the Gyöngyös building	Modine Hungaria Gep. Kft	Raiffeisen Bank GmbH
Loan / Line of Credit	Asset pledge of the Mezökövesd building	Modine Hungaria Gep. Kft	Raiffeisen Bank GmbH
Letter of Credit	Asset pledge of the Mezökövesd building	Modine Hungaria Gep. Kft	Raiffeisen Bank GmbH
Letter of Credit	Asset pledge of the Mezökövesd building	Modine Hungaria Gep. Kft	Commerzbank Budapest
Letter of Credit	Asset pledge of the Mezökövesd building	Modine Hungaria Gep. Kft	Commerzbank Budapest
Loan / Line of Credit	Asset pledge of the Austria receivables	Modine Austria Holding GmbH	Bank Austria
Loan / Line of Credit	Asset pledge of the Uden building	Modine Uden B.V.	ABN AMRO Bank AG
Supply Chain Financing	Asset pledge of sold receivables for Volvo SCF Program	Modine Kirchentellinsfurt GmbH	Viking Asset Purchaser
Rate Management Obligation	Commodity Hedging Program Collateral	Modine Holding GmbH	Deutsche Bank